As filed with the Securities and Exchange Commission on July 15, 2002
                               Securities Act of 1933 File No. 333-66768

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                  TO FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ACHIEVEMENT TEC HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                      7372
            (Primary Standard Industrial Classification Code Number)

                                   82-0290939
                      (I.R.S. Employer Identification No.)

                          2100 HIGHWAY 360, SUITE 400-B
                           GRAND PRAIRIE, TEXAS 75050
                                 (972) 641-5494
          (Address and telephone number of principal executive offices)

                          2100 HIGHWAY 360, SUITE 400-B
                           GRAND PRAIRIE, TEXAS 75050
(Address of principal place of business or intended principal place of business)

                           MILTON S. COTTER, PRESIDENT
                         ACHIEVEMENT TEC HOLDINGS, INC.
                          2100 HIGHWAY 360, SUITE 400-B
                           GRAND PRAIRIE, TEXAS 75050
                                 (972) 641-5494
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                         FREDERICK C. SUMMERS, III, P.C.
                         8235 DOUGLAS AVENUE, SUITE 1111
                                DALLAS, TX 75225
                                  214-750-0992

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
   NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE
        SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IF NOT PERMITTED.

        SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED JULY 15, 2002


                         ACHIEVEMENT TEC HOLDINGS, INC.
                                5,045,232 SHARES
                                  COMMON STOCK

     ----------------------------------------------------------------------


This prospectus relates to the proposed sale of shares of common stock of Achievement Tec Holdings, Inc. that may be issued to and sold by certain selling stockholders upon conversion of outstanding debentures. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or privately negotiated transactions.

Achievement Tec is a Delaware corporation and its principal executive offices are located at 2100 N. Highway 360, Suite 400B, Grand Prairie, TX 75050, telephone number 972-641-5494. Our common stock is quoted on the OTC bulletin board under the symbol "ACHT.OB." The last reported closing price for our common stock prior to the date of this prospectus was $_____ per share on _____________, 2002.


     ----------------------------------------------------------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR VARIOUS RISKS YOU
      SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK.

     ----------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
      IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

     ----------------------------------------------------------------------

                The date of this Prospectus is ___________, 2002.

                                TABLE OF CONTENTS




                                                                      PAGE

Risk Factors                                                            3
Forward-Looking Statements                                              6
Use of Proceeds                                                         6
Price Range of Common Stock and Dividend Policy                         6
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                   7
Business                                                               10
Management                                                             14
Executive Compensation                                                 15
Certain Transactions                                                   15
Principal Stockholders                                                 17
Description of Securities                                              18
Selling Stockholders                                                   20
Plan of Distribution                                                   21
Transfer Agent and Registrar                                           22
Legal Matters                                                          22
Experts                                                                22
Where You Can Find More Information                                    22
Indemnification                                                        23
Financial Statements                                                  F-1

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                   PURCHASING OUR COMMON STOCK MAY EXPOSE YOU
                 TO THE FOLLOWING RISKS INHERENT IN OUR BUSINESS


LIMITED OPERATING HISTORY

We began in the mining business in 1967, which activities ceased prior to 1984. Our employer solution subsidiaries commenced operations in early 1997. In 1998, Achievement Tec, Inc., which became a subsidiary of Achievement Tec Holdings, Inc. in November 2000, began to develop the software products it markets as employment assessment solutions. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.


WE HAVE A HISTORY OF LOSSES

We have incurred losses in our business operation since inception. As shown in the accompanying financial statements, the company incurred a net loss of $129,716 for the first quarter of 2002 and a net loss $4,079,032 for 2001, and has incurred substantial net losses in prior periods. At March 31, 2002, current liabilities exceeded current assets by $1,245,609 and total liabilities exceeded total assets by $2,620,895.

Management cannot be certain when, if ever, the company will become profitable. An investor must consider this prospectus relative to the risks and uncertainties encountered by companies in an early stage of development. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.


NEED FOR ADDITIONAL FINANCING

The Company's continued existence is dependent upon its ability to resolve its liquidity problems by obtaining additional financing, developing new product lines, controlling operating expenses and by achieving profitable operations. We cannot assure you that additional financing will be available when needed on acceptable terms, if at all. We also cannot assure you that operations will ever produce a positive cash flow.


OUR BUSINESS DEPENDS ON A FEW KEY INDIVIDUALS AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO KEEP OUR KEY PERSONNEL

Our future success depends in large part on the skills, experience and efforts of our key management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Milton Cotter, our chief executive officer/president. We currently maintain a policy of key man life insurance on Milton Cotter.


WE NEED TO MAINTAIN A CURRENT PROSPECTUS

We must maintain a current prospectus in order for the selling stockholders to sell the shares of our common stock to which this prospectus relates. In the event that we are unable to maintain a current prospectus due to lack of sufficient financial resources or for other reasons, the selling stockholders may be unable to resell their shares of our common stock in any public market.

                PURCHASERS OF OUR COMMON STOCK ARE SUBJECT TO THE
        FOLLOWING RISKS ASSOCIATED WITH THE EMPLOYMENT SERVICES INDUSTRY


Recession/Weak Economy

During periods of weak economic growth or recession, the demand for employment services shrinks as companies suspend hiring and eliminate jobs. As the demand for employees to fill jobs slows, the demand for screening services to assist in selecting the candidates to fill those jobs slows as well. Additionally, the current economic conditions have resulted in higher unemployment and less demand for the services we provide to our target markets. As demands for the services we provide decreases, our revenues may be negatively impacted.


Tight Labor Market

During periods of extreme economic growth, there are generally more jobs available than candidates to fill them. This condition is known as a tight labor market. A tight labor market can adversely affect the demand for employment services. With fewer candidates available to hire, companies generally will not commit resources to screen out the few candidates they are able to attract. This may have a negative impact on our revenues.


Productivity Increases/Downsizing

As technological advances continue to increase, the productivity of employees increases. With each individual employee working at peak efficiency, fewer employees are needed. Unless economic growth provides additional demand for a larger work force, companies will continue to downsize. Downsizing reduces the demand for employment services, and thus has a potential negative impact on our revenues.


Changes in Government Regulations

Currently, there are numerous federal and state laws and regulations governing the employment practices of companies and the means by which employers may utilize outside services to meet their employment needs. These regulations directly impact our ability to provide the services and to generate revenues. Any material change to these laws and regulations may adversely impact one or more of the services we currently provide.


                PURCHASERS OF OUR COMMON STOCK ARE SUBJECT TO THE
                FOLLOWING RISKS ASSOCIATED WITH OUR COMMON STOCK


WE MAY NEED TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK IN THE FUTURE TO OBTAIN NECESSARY CAPITAL

In order to raise necessary capital in the future, we may issue additional shares of our common stock to the general public. Should we issue any additional shares, no investor will have any preemptive right to acquire additional shares of our common stock or any other securities of Achievement Tec. Therefore, as a result of the issuance of additional shares, each investor's ownership interest in Achievement Tec would be proportionally reduced.


OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING STOCKHOLDERS

Our certificate of incorporation provides that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any unissued series of preferred stock and the designation of any such shares, without any vote or action by our stockholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

YOU MAY NOT BE ABLE TO SELL YOUR STOCK, OR MAY BE FORCED TO SELL AT REDUCED PRICES, BECAUSE THE MARKET FOR OUR COMMON STOCK IS VERY VOLATILE

Our common stock is presently quoted on the OTC bulletin board. The market price of the shares of our common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.


YOU MAY NOT BE ABLE TO SELL YOUR SHARES BECAUSE OF THE PENNY-STOCK RULES

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has

         --net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for at least three years.

         --net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

         --average annual revenue of at least $6,000,000 for the last three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.


HOLDERS OF, AND INVESTORS IN, OUR COMMON STOCK MAY EXPERIENCE SUBSTANTIAL DILUTION BECAUSE WE COULD BE OBLIGATED TO ISSUE ADDITIONAL SHARES IN CONNECTION WITH PREVIOUSLY COMPLETED ACQUISITIONS AND OPTION GRANTS.

We have committed to issue additional shares of common stock pursuant to an acquisition agreement and outstanding conversion rights and option grants. In connection with the acquisition of Career Direction, Inc., we are committed to issuing an additional 350,000 shares at the rate of 50,000 shares per quarter. We are also committed to issuing shares of common stock upon conversion of our 10% Secured Convertible Debentures. The conversion ratio for the 10% Secured Convertible Debentures results in more shares being issuable upon conversion as our share price drops below certain levels, such that over 20 million shares are issuable upon conversion as of the date of this Prospectus. In addition, we have reserved 1,560,000 shares for employee and board stock options granted and 940,000 shares for such stock options that may be granted in the future, which could cause our stockholders to experience further dilution upon exercise. The issuance of additional shares pursuant to these commitments will cause holders of our common stock to experience substantial dilution.


INVESTORS SHOULD NOT PURCHASE OUR COMMON STOCK WITH THE EXPECTATION OF RECEIVING CASH DIVIDENDS.

We currently intend to retain any future earnings to fund operations and, as a result, do not expect to pay any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. The forward-looking statements contained or incorporated by reference in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus and the documents incorporated herein by reference.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.


                                 USE OF PROCEEDS

All shares of common stock being offered hereby will be sold by the selling stockholders for their own account. We will not receive any proceeds from such sales.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

As of the date of this prospectus, our common stock is quoted on the OTC bulletin board under the symbol "ACHT.OB". The common stock commenced trading on the Bulletin Board on November 29, 2000.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general or in the software and other technology industries; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

The following table sets forth the range of the high and low bid information for our common stock for each quarterly period shown.

 Fiscal Period                       High             Low
 -------------                       ----             ---
 2000
 First Quarter                       NA               NA
 Second Quarter                      NA               NA
 Third Quarter                       NA               NA
 Fourth Quarter                      $3.50            $2.50
 2001
 First Quarter                       $4.00            $2.00
 Second Quarter                      $3.50            $1.05
 Third Quarter                       $1.60            $0.25
 Fourth Quarter                      $0.51            $0.51
 2002
 First Quarter                       $0.20            $0.20
 Second Quarter                      $0.40            $0.08

The OTC bulletin board quotations represent inter-dealer prices, without retail mark-ups, mark-downs, or commissions. The quotations may not represent actual transactions. The last reported closing price of our common stock prior to the date of this prospectus was $______ on _____________, 2002.

From time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our performance. Recently, such volatility has particularly impacted the stock prices of publicly traded technology companies. In the past, securities class action litigation has been initiated against companies following periods of volatility in the market price of the companies' securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

As of May 31, 2002, 10,602,248 shares of common stock and no shares of preferred stock were issued and outstanding, 500,000 of which were unrestricted shares held by non-affiliates and the remainder of which were restricted shares held by affiliates. In addition to the issued and outstanding shares, we are committed to issuing an additional 350,000 shares at the rate of 50,000 shares per quarter in connection with the acquisition of Career Direction, Inc. We are also committed to issuing shares of common stock upon conversion of our 10% Secured Convertible Debentures. The conversion ratio for the debentures results in more shares being issuable upon conversion as our share price drops below certain levels, such that over 20 million shares are issuable upon conversion as of the date of this Prospectus. In addition to the 5,045,232 shares offered pursuant to this Prospectus, we have agreed to register, and have filed a registration statement with respect to, 21,013,890 shares for sale by the holders of the debentures upon conversion. We have also reserved 1,560,000 shares for employee and board stock options granted and 940,000 shares for such stock options that may be granted in the future, which could cause our stockholders to experience further dilution upon exercise.

As of May 31, 2002, there were approximately 291 shareholders of record based on
transfer  agent  reports,   which  figure  does  not  take  into  account  those
shareholders whose certificates are held in the name of broker-dealers.

We have not paid or declared any dividends with respect to our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and such other facts as we may deem appropriate.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.


RESULTS OF OPERATIONS

Three Months Ended March 31, 2002

The first quarter of 2002 saw the Company reach an agreement to dispose of Personnel Profiles, Inc., which operated as the wholesale independent consultant operation of the Company. Additionally the Company disposed of all of the assets of L&R Moran, Inc., which operated as the background verification operation of the Company. These two operations failed to meet management's requirements for profitability, and were subsequently spun off effective January 1, 2002. Financial results of the first quarter reflect the operations of the Company with these dispositions in effect. The Company continues to maintain marketing relationships with both of the disposed firms, whereby Personnel Profiles, Inc. and L&R Moran, Inc. purchase the Company's assessments and resell them to their clients.

Management continued the cost reduction measures implemented in the third and fourth quarters of 2001 in an effort to bring the Company to profitability. These efforts resulted in a marginal profit of approximately $8,000 for the month ended March 31, 2002. The overall operations yielded a loss for the quarter of $129,716 on revenues of $303,086, including interest expense of $51,852 associated with the Company's 10% convertible debentures. Comparatively, the Company lost $3,353,473 on revenues of $352,068 for the quarter ended December 31, 2001. These figures include one-time charges of approximately $1.8 million for the impairment of an asset in conjunction with the acquisition of Career Direction, Inc., approximately $500,000 in interest expense associated with the beneficial conversion of the Company's 10% convertible debentures, and $93,675 in professional fees related to the sale of the convertible debentures. The Company lost $195,852 on revenues of $988,167 for the quarter ending March 31, 2001. The results for 2001 reflect the consolidated operations of the Company, including the operations of Personnel Profiles, Inc. and L&R Moran, Inc.


Fiscal 2000-2001

In fiscal year 2000, management was focused on completing certain product development projects that would position the company to better implement its marketing plans for fiscal year 2001. The Company completed development work related to the websites needed to deliver its online personnel assessment systems.

The development of these websites and the associated software necessary for their operation required significant investments in labor and capital resources. The capital funding for these investments was provided through the sale of preferred stock in Achievement Tec, Inc. in fiscal years 1999 and 2000, which was subsequently converted into common stock. The revenues generated by Achievement Tec, Inc.'s operations were derived from providing its existing assessment technology to current clients. No significant marketing efforts were undertaken during fiscal years 1999 and 2000 while Achievement Tec, Inc. completed its product development work. Cash flow from operations and the sale of preferred stock provided the cash needed to fund operations and the product development.

     In fiscal year 2000, management emphasized product development goals. Thus, revenue growth was nominal while expenditures increased. The Company lost $246,247 on revenues of $1,171,129. The resulting net loss for the year is largely attributable to management's decision to utilize investment capital to fund product development. Income before income taxes for fiscal year 2000 was $136,777 before a charge against earnings for product development amounting to $383,024.

In the first half of fiscal year 2001,  the  Company  acquired  three  companies
which  management   believed  would  complement  the  Company's  core  personnel assessment systems. These three acquisitions were consolidated with the Company's existing operations, and four distinct operations were implemented:

                Job Fair Operation
                Background Verification Operation
                Wholesale Independent Consultant Operation
                Direct Client Sales Operation

Consolidation of the three acquisitions sharply increased revenues for fiscal 2001, from $1,171,129 in fiscal 2000 to $3,041,190. Once the acquisitions were completed, management decided against immediate cost reductions which management believed would have made the Company profitable in the first quarter of 2001. Such a decision would have necessitated not consolidating the accounting of the four operations. Management felt that immediate consolidation was more prudent in the near term and decided to expand the services of the four operations rather than focus on cutting costs. Investments were made to develop and introduce a recruiting and placement operation, additional marketing support in the Company's home market, Dallas, deployment of a web-based background check service, and expansion of the Company's job fair operation into West-Coast markets. Management recognized that these investments would negatively impact earnings during the first quarter, especially when incurred in conjunction with an economic downturn. Nevertheless, management believed the investments were necessary to better position the company to grow revenues and reach earnings goals by the third and fourth quarters of 2001.

As fiscal 2001 progressed, the economy weakened dramatically, negatively impacting management's expectations for earnings in the last two quarters of the year. Management had anticipated that a marginally slowing economy would loosen a tight labor market increasing the demand for managed personnel attraction and assessment systems. However, the unforeseen steep decline in the economy significantly reduced the demand for employment solutions. The events of September 11 had a further devastating impact on the Company's revenues. The Company's Job Fair operations in the Northeast were halted, and the rippling effect throughout the economy further impaired the Company's revenues. In the third quarter, management began cost reduction measures, principally involving the reduction of payroll and associated costs. These measures were carried throughout the fourth quarter.

By the end of the year, management had concluded that the Company would need to dispose of the Wholesale Independent Consulting Operation and the Background Verification Operation in order to return to profitability. Efforts to make these two operations more efficient had not been successful. Thus, management agreed to dispose of these two operations effective January 1, 2002. However, management maintained relationships with the companies providing the Wholesale Independent Consultant Operation and the Background Verification Operation whereby these companies would market the assessments of the Company.

On a pro forma consolidated basis, fiscal year 2001 showed declining revenues and increased expenditures relative to 2000. The pro-forma consolidated revenues for 2000 were $3,838,083, yielding a pro-forma consolidated net loss of $416,271. The slowing economy began to have a dramatic impact on the Company's revenues and earnings in the first quarter of 2001. Revenues, $3,041,190 on a consolidated basis, were sharply lower relative to fiscal year 2000 on a pro forma basis, and well below company expectations. Management believed that its assessment of the labor market going into the first quarter of 2001 would ultimately be correct and implemented marketing plans accordingly. Thus, expenditures for fiscal 2001 were sharply higher as well, resulting in a consolidated loss of $4,079,032. Contributing to the loss for fiscal 2001 were one-time charges of approximately $1.8 million for the impairment of an asset in conjunction with the acquisition of Career Direction, Inc., approximately $500,000 in interest expense associated with the beneficial conversion of the Company's 10% convertible debentures, and $93,675 in professional fees related to the sale of the convertible debentures.


LIQUIDITY AND CAPITAL RESOURCES

The Statement of Cash Flows for the fiscal year ending December 31, 2000 reflects that the Company obtained sufficient financing and investment capital to meet its cash needs. The Company's cash and cash equivalents at December 31, 2001 were $0. The Company does not have any available lines of credit. Since inception the Company has financed its operations through loans and from private placements of both debt and equity.

The report of the independent certified public accountants on the Company's financial statements as of December 31, 2001 contains an explanatory paragraph regarding an uncertainty with respect to the ability of the Company to continue as a going concern. The Company is not generating significant revenues and has an accumulated deficit of $5,021,178. However, the Company believes that its concentration on its core business of applicant and employee testing, which is its most profitable business and its revised business model will provide sufficient revenues and liquidity for the Company to operate for the next 12 months. However, there can be no assurances that the Company will be successful in developing its business model and achieving a profitable level of operations.


OTHER BALANCE SHEET ITEMS

Achievement Tec's accounts receivable balance at December 31, 2000 was significantly higher than at December 31, 2001. The difference is primarily attributable to the assignment of approximately $147,000 of the Company's accounts receivable to Silicon Valley Bank as per the terms of a factoring agreement between the Company and the bank.

Other assets on the balance sheet at the end of fiscal year 2001 which changed materially from the end of fiscal year 2000 include debt issue costs and intangible assets. The debt issue costs of $65,587 are associated with sale of the Company's 10% convertible debentures. The intangible assets of $1,372,566 represents the goodwill associated with the acquisitions of Career Direction, Inc., Personnel Profiles, Inc. and the assets of L&R Moran, Inc.

The increase in the Current Liabilities represents the increased cost of operations associated with the acquisitions. The Convertible Notes Payable increase is attributable to the acquisitions as well, and $250,000 of this debt is reflected as a long-term liability. With the disposition of L&R Moran, Inc. and Personnel Profiles, Inc., approximately $1.4 million of this debt will be removed from the balance sheet effective January 1, 2002.

The change in Stockholders Equity at December 31, 2001 relative to December 31, 2000 reflects the results of the acquisitions. The Additional Paid-in Capital represents the goodwill associated with the acquisitions, and the deferred compensation represents an expense associated with the employment contracts associated with the acquisitions. These figures will be reduced substantially at January 1, 2002 when the dispositions of L&R Moran, Inc. and Personnel Profiles, Inc. become effective. The increase in Treasury Stock is associated with the exchange of shares in connection with the sale of the 10% convertible debentures.


LOOKING FORWARD

Due to changes in the economy in 2001, September 11, and employers deferring hiring, the company has temporarily suspended its job fairs pending recovery of the economy and hiring.

In 2002, Achievement Tec will concentrate on its core business of applicant and employee testing, which is its most profitable business. As the economy gains momentum and hiring grows, Achievement Tec's applicant and employee testing services will be in growing demand. Employers today are more concerned than ever before about making the best investments they can in people they hire and people they employ.

For more discussion of the company's prospects going forward, see the discussion under the heading "Business--Looking Forward".


                                    BUSINESS

HISTORY

Achievement Tec Holdings, Inc. (the "Company"), formerly known as Silver Ramona Mining, Inc., was organized on May 25, 1967 under the laws of the State of Idaho, having the stated purpose of engaging in the mining business and activities related to the conduct of such a business. The Company was formed with the contemplated purpose of engaging in investment and business development related to mineral research and exploration. All of these activities ceased prior to 1984.

On February 28, 2000 the stockholders voted to relocate the domicile of incorporation of the Company from the State of Idaho to the State of Delaware, to effect a reverse stock split of the Company's issued and outstanding common stock on a one (1) share for 3.815968 shares basis and to amend the Company's Certificate of Incorporation and change the authorized capitalization to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.

As of May 9, 2000, the Company, its wholly-owned subsidiary, Achievement Tec Acquisition Corporation, a Delaware corporation ("Acquisition"), and Achievement Tec, Inc., a Texas corporation, entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Acquisition and Achievement Tec, Inc. (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, effective November 14, 2000, Acquisition merged with and into Achievement Tec, Inc. pursuant to the law of the States of Delaware and Texas, with Achievement Tec, Inc. being the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, the pre-Merger holders of capital stock of Achievement Tec, Inc.
received an aggregate of 7,014,448 shares of common stock of the Company, representing 70% of the outstanding common stock of the Company immediately following such issuance.

Effective July 5, 2001, we changed our name from Silver Ramona Mining, Inc. to Achievement Tec Holdings, Inc.

Achievement Tec's Internet address is www.achievementtec.com. Information contained in our Internet site does not constitute part of this prospectus. Our address is 2100 N. Highway 360, Suite 400B Grand Prairie, TX 75050, telephone number 972-641-5494, facsimile number 972-641-5647, and e-mail mcotter@achievementtec.com.

In  2001,  the  Company  completed  acquisitions  of  background   verification,
wholesale independent consultant and job fair businesses. The background verification business (L+R Moran, Inc.) and wholesale independent consultant business (Personnel Profiles, Inc.) were not profitable and was spun off as of January 1, 2002. Achievement Tec has maintained marketing relationships with both companies and will continue to receive revenues from them on an ongoing basis.


LOOKING FORWARD

Achievement Tec has developed a unique concept to facilitate accomplishment of this objective. The company has built testing software and the Internet systems to enable a company to establish its own benchmarks of successful people within a job category by having ten successful people complete the test online. Immediately following, Achievement Tec's systems determine the aptitudes and behaviors, and levels, the successful people have in common and establish the benchmark to compare people to in the future. Initial client companies using this technology include General Electric, Time Warner Cable, McGraw-Hill, Marconi, Cendant Corporation, Alliant Food Service, Sprint, Federal Express, Avis, Brinks Home Security, Nextel, CitiTravel, Haverty's, American Bank, American Fidelity Life, Gemological Institute of America, InfoCision, University of Phoenix and others.

If an employer chooses not to develop their own benchmarks by job, Achievement Tec has developed an industrial database of successful people in hundreds of jobs across America. This database allows an employer to have an applicant or employee assessed and compared to successful people in their job category in other companies.

The business provides its services through www.virtualhrcenter.com., enabling employers to test people anywhere in the world, any time they choose. Achievement Tec's two leading Internet-based instruments are:

     1. The Achiever for management, technical, other white collar personnel, and salespeople. Pricing of the Achiever is $95.00 each. If a management summary and telephone consultation on the report is desired, the price per Achiever is $185.00.

         The Achiever requires approx. 50 minutes to complete and measures these important characteristics:

                Problem solving speed and ability
                Creativity and innovation
                Organizational skills
                Ability to interact with people
                Integrity and reliability
                Mental toughness and perseverance
                How to best motivate the individual
                And much more.

         Achievement Tec mails invitations to executives in companies, inviting them to choose an individual they know to complete a free Achiever online (www.the-achiever.net). The quality of the Achiever report when received by the prospective client becomes the key selling tool to bring the employer on as a client for ongoing future usage.

     2. The Scoreboard requires approx. 30 minutes to complete and is for blue collar and hourly personnel. Each Scoreboard report is sold in the $8.00 to $35.00 range based on quantities. The Scoreboard consists of two segments:

         a. Direct admissions questions similar to those offered by Reid, Stanton, Long House, Pinkerton, Omni, etc., which address admissions regarding drugs, alcohol and theft in prior jobs.

         b. Personality testing section to establish energy, drive, honesty, reliability and job fit.

         The instrument is sold by offering a prospective employer a free Scoreboard assessment. (See www.the-scoreboard.net)
                                     ----------------------

Regardless of the product used, with copyrights purchased and paid for and software and Internet systems built and operative at this point, selling and servicing employee accounts through the web is highly lucrative.


COMPETITION

Although there are four major competitive groups of assessment firms in the U.S. today offering conventional paper-based processes, currently there is no Internet competition for the Company's E-Commerce product line. Other assessment firms sell assessment services only.

The Company's competitive advantage lies in our ability to provide an integrated approach to learning and development by directly linking the assessment feedback to online learning modules that can be accessed on a just-in-time basis. The Company offers these services to any company in the world, on an as-needed and when-needed basis, and follows through with online learning which can also be accessed on an as-needed and when-needed basis via the Internet as well as via conventional means.

Buying patterns differ based on the nature of the business or consumer buying of the HR-related products or services and their specific needs.

Smaller companies tend to buy based more on cost and personal service. Since many of these companies do not have formal HR departments, they tend to rely more on the assessment company to provide them detailed insight into an individual's probability of job success.

Larger companies, on the other hand, are not as cost conscious, but do expect quantity discounts for large quantity purchases, as well as customization of the assessment results to their specific business. There are, therefore, more factors involved in meeting and beating the competition. There is a growing trend within large companies to seek learning and development partners who can provide integrated solutions.

Individuals seeking job and career information tend to buy based on convenience and cost. If an assessment company is advertising on reputable web sites and job boards, this lends credibility and trust to the consumer.

At the present time, the following are the major competitors in the assessment industry: (Note: There are none in the Human Resources via E-Commerce).

     1. Caliper - provides individual assessments at a fee of $225.00 each, but is not computer or Internet oriented.

         Caliper's  strength  lies in its  reputation  in the  industry and name
         recognition.   Its  assessment  fees  are  higher  than  those  of  the
         Company's, however, and it has yet to become Internet accessible.

     2.  Batrus  Hollweg  -  Leading   producer  of  testing  for  selection  of
         applicants to the multi-unit restaurant industry.

     3. Personnel Decisions, Inc., Minneapolis - over $100 million annually in sales, 90% of which is due to Federal government and test derivation for the government, including military agencies. Less than 10% of their business is related to executive assessments at $2,500.00 each.

         While Personnel Decisions, Inc. has a solid reputation in the assessment industry, its major experience centers on government agencies. For business, the fees it charges for assessments is significantly higher than those of the Company's, with less extensively reported information given back to the company.

     4. PDI, Performax and Wonderlic - offer limited assessments via pencil and paper that are not computer oriented or Internet oriented.

         These assessment products, while coming from reputable, recognized industry members, do not have the strength, the complexity and the amount of quality information provided by the Company's assessments.

     5. Stanton, London House, Reid, Omni and other direct admissions honesty tests - pencil and paper tests - people admit whether or not they have stolen, sold drugs, etc.

         As honesty and direct admissions tests go, all of these assessment firms have good reputations in the industry. However, utilized alone, it is estimated that direct admissions tests are no more than 50% reliable.

At this moment in time, there is no Internet competition to the Company's product line.


RECENT DISPOSITIONS

Personnel Profiles, Inc. - As of January 1, 2002, the Company entered into an agreement whereby the Purchase and Sale Agreement by and between the company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust dated January 1, 2001, and all related agreements, were rescinded. The company released all the outstanding capital stock, assets and liabilities of Personnel Profiles, Inc. in exchange for the termination of the Purchase and Sale Agreement and related agreements.

L+R Moran, Inc. - As of January 1, 2002, the Company entered into an agreement whereby the Purchase and Sale Agreement by and between the company and L+R Moran, Inc. dated December 14, 2000, and all related agreements, were rescinded. The company released all the assets and liabilities of L+R Moran, Inc. in exchange for the termination of the Purchase and Sale Agreement and related agreements.

EMPLOYEES

As of May 31, 2002, the total number of the Company's employees was 8, of which 7 were full-time employees.


FACILITIES

The Company's principal executive offices are located at 2100 N. Highway 360, Suite 400B Grand Prairie, TX 75050, and its telephone number is 972-641-5494. These offices also serve as the Company's technical development and service center, and are leased.

In addition, the Company currently has one other location, as follows, which is leased:

New York City - Corporate office 315 East 73rd #9 New York, NY 10021


LITIGATION

Point Group vs. Career Direction, Inc., Cause No. 01-02421-G in District Court, Dallas County, Texas, filed in April, 2001, involves disputed claims over advertising charges in various newspapers around the country for career fairs. The Point Group has obtained summary judgment for the undisputed amount of $81,000.00 against Career Direction, Inc., but the case has not proceeded to trial at the present time.

Joe Loyd and Karen Loyd vs. Career Direction, Inc. and Achievement Tec, Inc., Cause No. 2002-60052-393 in the District Court of Denton County, Texas, 395th Judicial District, filed in November, 2001, is a suit pending for declaratory judgment that, if entered, would permit Joe Loyd and Karen Loyd, former employees and officers of Career Direction, Inc., to compete in the career fair business that was their former profession. They are presently contractually bound by a covenant not to compete and confidentiality agreement to not enter a competing business with Career Direction, Inc. It is anticipated that they make a claim against Career Direction, Inc. for money damages, but this amount is unknown at the present time. Career Direction, Inc. and Achievement Tec, Inc. intend to file counterclaims against the Loyds that will be filed in the pending suit.

The Company is not a party to any other material pending legal proceedings.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Sets forth below are the  directors and executive  officers of  Achievement  Tec
Holdings, Inc. and its subsidiaries, together with their ages as of May 31, 2002.

Name             Age   Position                                   Director Since

Milton Cotter    61    Chairman of the Board,                       Nov. 2000
                       President (Achievement Tec Holdings, Inc.
                       and Achievement Tec, Inc.)
Richard Berman   59    Vice Chairman                                Nov. 2000

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors. The current board of directors consists of two directors as described below. The number of directors may be fixed from time to time by resolution duly passed by the board of directors. The directors hold office until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Directors who are elected at an annual meeting of stockholders, and directors elected in the interim to fill vacancies and newly created directorships, will hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal. The directors elect officers annually.

We may employ additional management personnel, as the board of directors deems necessary. We have not identified or reached an agreement or understanding with any other individuals to serve in such management positions.

A description of the business experience during the past several years for each of our directors and executive officers is set forth below:

         Milton Cotter has served as Chairman of the Board of Directors, President, and Chief Executive Officer of Achievement Tec, Inc. since 1997. As of November 14, 2000, Achievement Tec, Inc. became a wholly owned subsidiary of the Company. Prior to 1997, he served as a private consultant to several individual companies, in conjunction with a psychological testing firm in Dallas, using standardized tests available on the marketplace.

         Richard Berman has over 30 years of experience in private equity, investment banking and business development/operations. In September 1998, Mr. Berman joined Internet Commerce Company (publicly traded on
         NASDAQ: ICCSA) and is currently a Director of ICC, as well as Chairman of the Board for Knowledge Cube.


                             EXECUTIVE COMPENSATION

 Directors. The directors have not received any compensation for serving in such
 ---------
 capacity, and we do not currently contemplate compensating our directors in the future for serving in such capacity.

 Executive  Officers.  The following summary  compensation  table shows selected
 -------------------
 compensation information for services rendered in all capacities for the fiscal year ended December 31, 2001. Other than as set forth below, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries and stock bonus awards, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

      Name and                                                  Other Annual
 Principal Position             Year     Salary      Bonus    Compensation -($)
 ------------------             ----    --------     -----    -----------------
 Milton Cotter, CEO             2001    $162,953       --           --
                                2000    $139,000       --           --
                                1999    $112,600       --           --

 Eric Cotter, VP Admin.         2001    $103,507       --           --
                                2000    $113,000       --           --
                                1999     $92,000       --           --

 David Fenner, VP Client Rel.   2001    $114,730       --           --
 Achievement Tec                2000    $113,000       --           --
                                1999     $92,000       --           --


                              CERTAIN TRANSACTIONS

As of May 9, 2000, the Company, its wholly-owned subsidiary, Achievement Tec Acquisition Corporation, a Delaware corporation ("Acquisition"), and Achievement Tec, Inc., a Texas corporation ("Achievement Tec"), entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Acquisition and Achievement Tec (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, effective November 14, 2000, Acquisition merged with and into Achievement Tec pursuant to the law of the States of Delaware and Texas, with Achievement Tec being the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, the pre-Merger holders of capital stock of Achievement Tec received an aggregate of 7,014,448 shares of common stock of the Company, representing 70% of the outstanding common stock of the Company immediately following such issuance. Such pre-Merger holders included Milton Cotter, who received 3,790,571 shares (which includes shares received by the Cotter 1986 Trust, of which Milton Cotter is trustee), and Eric Cotter, the son of Milton Cotter, who received 449,965 shares.

On February 1, 2001, the N.I.R. Group (affiliate of Corey Ribotsky) entered into a consulting agreement with the company and received as a consulting fee 75,000 shares of the company's common stock.

On June 29, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC (affiliates of Corey Ribotsky, a beneficial owner of more than 5% of the company's common stock) purchased an aggregate principal amount of $1,192,949.09 of Achievement Tec's 10% Secured Convertible Debentures, due June 29, 2003. As part of the same transaction, on August 13, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC purchased an aggregate principal amount of $250,000 of Achievement Tec's 10% Secured Convertible Debentures, due August 13, 2003. As consideration for the purchase of the debentures, the purchasers (i) paid $500,000; (ii) exchanged convertible debentures of Achievement Tec in the aggregate principal amount of $105,019.18; and (iii) exchanged 586,375 shares of our common stock. The debentures are convertible into shares of Achievement Tec's common stock (as described under the heading "DESCRIPTION OF SECURITIES--DEBENTURES"), and this Prospectus relates to the sale of the shares of our common stock issuable upon the conversion of the debentures. Achievement Tec has registered, under the Securities Act of 1933, as amended (the "Securities Act"), 5,045,232 shares of common stock issuable upon conversion of the debentures. In addition, the company and its subsidiaries granted to the purchasers a security interest in their assets to secure performance under the debentures.

As of December 31, 2001 the Company had payables due to officers totaling $49,506. These amounts represented advances made to the Company by its Chief Executive Officer ("CEO") of $28,506 and Paul Nolan of $21,000 for various expenses. These payables bear interest at the rate of 8% per annum, with interest only payable in monthly installments beginning on January 1, 1999 continuing until January 1, 2004, at which time the remaining unpaid principal and interest shall be due in full.

On May 8, 2002, AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. (affiliates of Corey Ribotsky) purchased an aggregate principal amount of $300,000 of Achievement Tec's 10% Secured Convertible Debentures, due May 8, 2003. As consideration for the purchase of the debentures, the purchasers paid $300,000. The debentures are convertible into shares of Achievement Tec's common stock (as described under the heading "DESCRIPTION OF SECURITIES--DEBENTURES"). Achievement Tec has agreed to register under the Securities Act of 1933, as amended, and has filed a registration statement with respect to, 21,013,890 shares of common stock issuable upon conversion of the debentures. In addition, the purchasers agreed, subject to the terms and conditions of the agreement, to purchase an additional $200,000 of debentures no later than the fifth day after the effective date of such registration. In addition, the company and its subsidiaries granted to the purchasers a security interest in their assets to secure performance under the debentures.

                             PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding the beneficial ownership of all shares of our common stock at May 31, 2002 by (a) each person who owns beneficially more than five percent of our outstanding shares of the common stock, (b) each director, (c) each named executive officer, and (d) all directors and officers as a group. Except as otherwise indicated, the address of each of the persons named in the table is c/o Achievement Tec, Inc., 2100 Highway 360, Suite 400-B, Grand Prairie, Texas 75050.

 Name and Address                 Amount and Nature of           Percent
 of Beneficial Owner              Beneficial Ownership           of Class (1)
 -------------------              --------------------           ------------

 Corey Ribotsky                      1,097,072 (2)                 10.0% (2)
 155 First Street
 Mineola, NY 11501

 Glenn A. Arbeitman                    652,500                      6.2%
 155 First Street
 Mineola, NY 11501

 Milton Cotter                       3,790,571 (3)                 38.9% (3)

 Richard Berman                        859,613 (4)                  8.8% (4)

 All Executive Officers and
 Directors as a Group                4,650,184                     43.9%
 (7 Persons)

 -------------------------------------------------------------------------------

     (1) Calculated based upon approximately 10,602,248 shares of common stock outstanding as of May 31, 2002.
     (2) Includes 369,572 shares AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW/New Millennium Offshore Ltd. and Pegasus Capital Partners, LLC, entities controlled by the referenced individual, have the right to acquire in the aggregate pursuant to the purchase of the company's 10% convertible debentures, and 75,000 shares held by The N.I.R. Group, LLC, an entity controlled by the referenced individual.
     (3) Includes 1,821,292 shares held by the Cotter 1986 Trust, of which Milton Cotter is trustee. Excludes up to 500,000 shares that may be issued to Mr. Cotter upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001. Also excludes up to 100,000 shares that may be issued to Mr. Cotter upon the exercise of outstanding stock options that vests at the end of the first year of service as Chairman of the Board commencing January 1, 2001.
     (4) Excludes up to 200,000 shares that may be issued to Richard Berman upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to warrants and options held by that person that are currently exercisable or exercisable within 60 days of _________, 2002 are deemed outstanding. The shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.


                            DESCRIPTION OF SECURITIES

The authorized capital stock of Achievement Tec Holdings, Inc. consists of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

The following description of certain matters relating to the common stock and the preferred stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.


COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of our common stock have the sole right to vote, except as otherwise provided by law or by our articles of incorporation. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, subject to the preferences granted to the holders of our preferred stock. In the event of the dissolution, liquidation or winding up of Achievement Tec, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferences granted to the holders of our preferred stock.

The holders of our common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of the state of Delaware. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of our common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of our common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of our common stock are fully paid and nonassessable.

The laws of the state of Delaware provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock is required to authorize: (i) amendments to our certificate of incorporation, with some exceptions; (ii) mergers or consolidations with any corporation, with some exceptions; or (iii) any liquidation or disposition of any of our substantial assets other than in the usual and regular course of business.


PREFERRED STOCK

Our board of directors is authorized, without action by the holders of our common stock, to provide for the issuance of the preferred stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of each series. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights that would be superior to our common stock. The issuance of one or more series of our preferred stock could adversely affect the voting power of the holders of our common stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of Achievement Tec.


10% SECURED CONVERTIBLE DEBENTURES

Pursuant to a Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC purchased an aggregate principal amount of $1,192,949.09 of Achievement Tec's 10% Secured Convertible Debentures, due June 29, 2003, and purchased an aggregate principal amount of $250,000 of Achievement Tec's 10% Secured Convertible Debentures, due August 13, 2003 (the "First Debentures"). Pursuant to a Secured Convertible Debenture Purchase Agreement dated as of May 8, 2002, AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. purchased an aggregate principal amount of $300,000 of Achievement Tec's 10% Secured Convertible Debentures, due May 8, 2003 (the "Second Debentures"), and agreed to purchase an additional $200,000 of the debentures no later than the fifth day following the effective date of the registration statement under the Securities Act of 1933 with respect to shares of common stock issuable upon conversion of the debentures.

AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. are affiliates, and are collectively referred to in this section as the "Holders". AJW Partners, LLC and New Millennium Capital Partners II, LLC, (the "Selling Stockholders") are the selling stockholders in this offering with respect to shares issuable upon conversion of the First Debentures. The First Debentures and the Second Debentures are collectively referred to in this section as the "Debentures".

The Debentures are convertible into shares of our common stock at any time at the option of the Holders, and this Prospectus relates to the sale of the shares of our common stock issuable upon the conversion of the First Debentures. The Debentures bear interest at the rate of 10% per annum (calculated on the basis of a 360 day year), payable upon conversion of the Debentures. The interest may be paid in shares of our common stock based on the applicable conversion price or, at our option, in cash.

The number of shares of our common stock into which the Debentures are convertible is calculated according to the following formula: P/C + (.10P/C X N/360)

         P=outstanding principal of the Debenture to be converted
         C=conversion price, which is the lesser of $.85 ($.05 in the case of the Second Debentures) or 60% (50% in the case of the Second Debentures) of the average of the lowest three inter-day trading prices during the twenty trading days immediately preceding the date of conversion
         N=Number of days held through the date of conversion

If we elect to pay interest in cash, rather than shares of our common stock, the conversion rate is simply P/C. The conversion price is subject to adjustment in the event of a stock split, a reverse stock split, the granting of a stock dividend, the reclassification of our common stock, the combination of our common stock, or any other change in our common stock that would dilute the rights of the holders of the Debentures. Upon a merger or other similar transaction, a holder of a Debenture is entitled to receive the merger consideration, if any, which would be receivable by the holder had the Debenture been converted to shares of our common stock immediately prior to the merger or similar transaction.

The Holders are prohibited from using the Debentures to acquire shares of common stock to the extent that such acquisition would result in such Holders, together with any affiliate thereof, beneficially owning in excess of 9.999% of the outstanding common stock following such acquisition. In the case of the First
Debentures, the Holders may waive this restriction on not less than 61 days' notice to us.

An event of default under the Debentures includes the following: (i) Achievement Tec breaches any of the covenants set forth in the Debenture documents related to the issuance of the Debentures or is found to have made a false representation or warranty in those documents, (ii) the effectiveness of the registration statement of which this prospectus is a part lapses for any reason, or the Debenture holders cannot sell common stock under the registration statement, for more than five consecutive trading days or an aggregate of eight trading days, (iii) bankruptcy proceedings shall be commenced by Achievement Tec, or shall be commenced against Achievement Tec, (iv) Achievement Tec defaults in the payment of any indebtedness in excess of $25,000 ($100,000 in the case of the Second Debentures), resulting in the acceleration in the due date thereof, or (v) the common stock shall not be eligible for quotation on and quoted for trading on the OTC Bulletin Board, or listed for trading on Nasdaq, the New York Stock Exchange or the American Stock Exchange, for five trading days (two trading days in the case of the Second Debentures). If any event of default occurs and is continuing, then the holders of Debentures may declare the Debentures immediately due and payable in an amount equal to the greater of 130% of the outstanding principal and accrued interest, or the outstanding principal and accrued interest divided by the conversion price, plus, in the case of the First Debentures, the number of shares of common stock issued upon conversion of the Debentures within 30 days of the declaration of the event of default and then held by the Debenture holder (or former holder if all Debentures of such holder had been converted) multiplied by the per share market value.

Performance  under  the  Debentures  is  secured  by a first  priority  security
interest  in  all  assets  of  the  company  and  its  subsidiaries,   including
intellectual property assets.

                              SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 5,045,232 shares of our common stock that may be issued to and sold by the selling stockholders upon the conversion of Achievement Tec's 10% Secured Convertible Debentures, due June 29, 2003 and August 13, 2003 (the "Debentures"). The terms of the Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001 pursuant to which the Debentures were issued require us to register that amount pursuant to the registration statement of which this prospectus is a part. Of that amount, up to 1,831,555 shares have been registered for resale by AJW Partners, LLC, and up to 3,213,677 shares have been registered for resale by New Millennium Capital Partners II, LLC, the selling stockholders in this offering (the "Selling Stockholders").

A holder of the Debenture may not convert its Debenture into shares of our common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 9.999% of the outstanding shares of our common stock. This restriction may be waived by each holder on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the Debentures will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the Debentures, and consequently the number of shares of our common stock that will be beneficially owned by each of the Selling Stockholders, cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by the Selling Stockholders. The number of shares of our common stock listed in the table below as being beneficially owned by the Selling Stockholders includes the shares of our common stock that are issuable to the Selling Stockholders subject to the 9.999% limitation, upon conversion of their Debentures. However, the 9.999% limitation would not prevent the Selling Stockholders from acquiring and selling in excess of 9.999% of our common stock through a series of conversions and sales under the Debentures.

The following table sets forth the name of each person who is offering shares of common stock by this Prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible preferred stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder's percentage ownership of outstanding common shares.

                                              Shares Beneficially owned                      Shares Beneficially Owned
                                                Prior to the Offering        Shares to be         After Offering
                                               Number of                       Sold in        Number of
    Name of Selling Stockholder                 Shares       Percent (2)       Offering        Shares     Percent (2)
    ---------------------------               -----------    -----------     -------------    ---------   -----------
AJW Partners, LLC                             369,572 (1)     9.999% (1)     1,831,555 (3)       0           0%
New Millennium Capital Partners II, LLC       369,572 (1)     9.999% (1)     3,213,677 (3)       0           0%


    (1) Represents the amount that the Selling Stockholders have the right to acquire in the aggregate upon conversion of their Debentures, taking into account shares held by affiliates and the 9.999% limitation.
    (2)  Percentages  are  based  on  10,971,820  shares  of  our  common  stock outstanding  as of May  31,  2002  (which  includes  10,602,248  shares outstanding and assumes an additional 369,572 shares issued under partial exercise of the Debentures). Percentages include shares beneficially owned by affiliates.
    (3) Pursuant to the Registration Rights Agreement between us and the Selling Stockholders, we are required to register for resale not less than 200% of the number of shares of common stock issuable upon conversion in full of the principal amount of Debentures on June 29, 2001 assuming: (1) the principal amount of the Debentures was issued on June 29, 2001, (2) one full year of interest had accrued on the Debentures and all such interest was paid in shares of common stock, and (3) the conversion price equaled the lesser of (a) $.85 and (b) 60% of the average of the lowest three inter-day prices (which need not occur on consecutive trading days, but which one or more may occur on the same trading day, during the twenty trading days immediately preceding June 29, 2001).

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o        ordinary   brokerage   transactions   and  transactions  in  which  the
         broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o        purchases  by  a   broker-dealer   as  principal   and  resale  by  the
         broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Interstate Transfer Company, telephone (801) 281-9746.


                                  LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the shares of our common stock offered hereby will be passed upon for us by Frederick C. Summers, III, P.C., Dallas, Texas.


                                     EXPERTS

The financial statements and schedules for the years ended December 31, 2001 and 2000 included in this prospectus and in the registration statement have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent certified public accountant. To the extent and for the periods set forth in its reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as an expert in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Website that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and our common stock. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Website.


                                 INDEMNIFICATION

Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL"") permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit by the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

Article Eighth of our Certificate of Incorporation provides for indemnification of our directors and officers to the extent and under the circumstances permitted by the DGCL.

The above discussion of the DGCL and of our Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by such statutes and Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted as to our directors, officers and controlling persons, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than our payment in the successful defense of any action, suit or proceeding, is asserted, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of such issue.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                              FINANCIAL STATEMENTS


                                                                           PAGE

Consolidated  Balance  Sheets as of March  31,  2002  (unaudited)  and
December 31, 2001                                                           F-2

Consolidated Statements of Operations for the Quarters Ended March 31,
2002 and 2001 (unaudited)                                                   F-3

Consolidated  Statement of Stockholders'  Equity for the Quarter Ended
March 31, 2002 (unaudited)                                                  F-4

Consolidated Statements of Cash Flows for the Quarters Ended March 31,
2002 and 2001 (unaudited)                                                   F-5

Notes to Consolidated Financial Statements (unaudited)                      F-7

Independent Auditors' Report                                               F-19

Consolidated Balance Sheets as of December 31, 2001 and 2000               F-20

Consolidated Statements of Operations for the Years Ended December 31,
2001 and 2000                                                              F-21

Consolidated Statement of Stockholders'  Deficiency for the Years
Ended December 31, 2001 and 2000                                           F-22

Consolidated Statements of Cash Flows for the Years Ended December 31,
2001 and 2000                                                              F-23

Notes To Consolidated Financial Statements                                 F-25


                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                          March 31,
                                                                            2002           December 31,
                                                                         (Unaudited)           2001
                                                                         ------------      ------------
  ASSETS
Current assets
  Cash and cash equivalents                                              $          -      $          -
  Accounts receivable, net of allowance for
   doubtful accounts of $20,351 and $35,469                                    14,328            47,624
  Due from factor                                                                  94               309
                                                                         ------------      ------------
      Total current assets                                                     14,422            47,933

Property and equipment, net of accumulated
 depreciation of $48,201 and $44,659                                           44,682            54,708
Intangible assets, net of accumulated amortization
 of $ 10,534 and $108,273                                                       8,209         1,372,566
Debt issue costs, net of accumulated amortization
 of $32,794 and $21,863                                                        54,656            65,587
Other assets                                                                    2,671             8,333
                                                                         ------------      ------------
      TOTAL ASSETS $                                                     $    124,640      $  1,549,127
                                                                         ============      ============

      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
   Bank overdraft                                                        $     31,052      $     20,031
   Accounts payable and accrued expenses                                      492,502           588,853
   Payroll taxes payable                                                      197,852           140,543
   Convertible notes payable - current                                        150,000         1,587,500
   Notes payable - current                                                    388,625           392,626
                                                                         ------------      ------------
      Total current liabilities                                             1,260,031         2,729,553

Due to officer                                                                 22,555            49,506
Convertible debentures                                                      1,192,949         1,192,949
Convertible notes payable                                                     200,000           250,000
Notes payable                                                                  70,000            70,000
                                                                         ------------      ------------
      Total liabilities                                                     2,745,535         4,292,008
                                                                         ------------      ------------

Commitments and contingencies                                                       -                 -

STOCKHOLDERS' DEFICIENCY
   Preferred stock - $0.001 par value; 10,000,000
    shares authorized; -0- issued and outstanding                                   -                 -
   Common stock - $0.001 par value; 50,000,000 shares
    authorized;10,602,248 and 10,502,248 issued and outstanding                10,602            10,502
   Treasury stock                                                            (610,430)         (587,930)
   Additional paid-in capital                                               3,129,827         3,181,725
   Deferred compensation                                                          (-)          (326,000)
   Accumulated deficit                                                     (5,150,894)       (5,021,178)
                                                                         ------------      ------------
      Total stockholders' deficiency                                       (2,620,895)       (2,742,881)
                                                                         ------------      ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                     $    124,640      $  1,549,127
                                                                         ============      ============

The accompanying notes are an integral part of the consolidated financial statements.


                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         For the three months ended

                                                        March 31,         March 31,
                                                          2002              2001
                                                       (Unaudited)       (Unaudited)
                                                       ------------      ------------
Revenue                                                $    303,086      $    988,167

Cost of revenue                                               4,464            31,827
                                                       ------------      ------------

Gross margin                                                298,622           956,340
                                                       ------------      ------------

Operating expense
  Selling, general and administrative expense               372,208         1,062,819
  Depreciation and amortization expense                       4,278            69,473
  Asset impairment                                                -                 -
                                                       ------------      ------------
                                                            376,486         1,132,292
                                                       ------------      ------------
Loss from operations                                        (77,864)         (175,952)

Interest expense, net                                        51,852            19,900
                                                       ------------      ------------

Loss before provision for income taxes                     (129,716)         (195,852)

Provision for income taxes                                        -                 -
                                                       ------------      ------------

Net loss                                               $   (129,716)     $   (195,852)
                                                       ============      ============

Net loss per common share
    Basic and diluted                                  $       (.01)     $       (.02)
                                                       ============      ============


The accompanying notes are an integral part of the consolidated financial statements.


                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY




                                     Common Stock          Additional                    Deferred      Stockholders'
                                 ---------------------      Paid-in       Treasury     Compensation    Accumulated        Equity
                                   Shares       Amount      Capital        Stock         Expense         Deficit       (Deficiency)
                                 ----------     ------     ----------    ----------    ------------    ------------    ------------

Balance at December 31, 2000     10,014,748     10,014        636,963             -              -         (942,146)       (295,169)

Acquisition of net assets of
 Career Directions                  200,000        200      1,199,800             -              -                -       1,200,000

Acquisition of net assets of
 L & R Moran                         50,000         50         99,950             -              -                -         100,000

Stock options for compensation            -          -        489,000             -              -                -         489,000

Deferred compensation expense             -          -              -             -       (326,000)               -        (326,000)

Career Direction conversion
 of notes payable                   100,000        100         99,900             -              -                -         100,000

Shares reacquired through
 sale of debentures                       -          -              -      (587,930)             -                -        (587,930)

Issuance of stock for
 professional services               75,000         75         93,675             -              -                -          93,750

Beneficial Conversion of
 Debentures                               -          -        500,000             -              -                -         500,000

Personnel Profiles conversion
 of note payable                     62,500         63         62,437             -              -                -          62,500

Net loss                                  -          -              -             -              -       (4,079,032)     (4,079,032)
                                -----------   --------     ----------    ----------     ----------     ------------     -----------


Balance at December 31, 2001     10,502,248   $ 10,502     $3,181,725    $ (587,930)    $ (326,000)    $ (5,021,178)     (2,742,881)
                                ===========   ========     ==========    ==========     ==========     ============     ===========

Career Direction conversion
 of notes payable (unaudited)       100,000        100         99,900             -              -                -         100,000

Deferred compensation expense
 (unaudited)                              -          -       (326,000)            -        326,000                -               -

Treasury Stock (unaudited)                -          -              -       (22,500)             -                -         (22,500)

Disposition of Assets
 (unaudited)                                                  174,202                                                       174,202

Net loss (unaudited)                      -          -              -             -              -         (129,716)      ( 129,716)
                                -----------   --------     ----------    ----------     ----------     ------------     -----------
Balance at March 31, 2002
 (unaudited)                    $10,602,248   $ 10,602     $3,129,827    $ (610,430)             -     $ (5,150,894)    $(2,620,895)
                                ===========   ========     ==========    ==========     ==========     ============     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         For the Three Months Ended
                                                                                  March 31,
                                                                         --------------------------
                                                                            2002           2001
                                                                        (Unaudited)     (Unaudited)
                                                                         ----------      ----------
CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                                              $ (129,716)     $ (195,743)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization expense                                   4,278           5,822
      Amortization of goodwill                                                    -          60,108
      Bad debt expense                                                            -             560
         Decrease in debt issue costs                                        10,931          11,666

Changes in certain assets and liabilities:
      (Increase) decrease in accounts receivable                             33,512         115,746
      Increase in payroll taxes payable                                      57,309               -
      Decrease (increase) in accounts payable and accrued expenses           10,715         119,628
                                                                         ----------      ----------
Total cash used in operating activities                                     (12,971)        117,787
                                                                         ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Increase in property and equipment                                             -               -
   Increase in intangible assets                                                  -               -
                                                                         ----------      ----------
Total cash used in investing activities                                           -               -
                                                                         ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   (Decrease) increase in bank overdraft                                     11,021         (41,324)
   Proceeds from issuance of debentures                                           -               -
   Repayment of notes payable                                                (4,000)        (18,438)
   Decrease in due to officer                                                 5,950         (19,752)
                                                                         ----------      ----------
Total cash provided by financing activities                                  12,971         (79,514)
                                                                         ----------      ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                         0          38,273

CASH AND CASH EQUIVALENTS - December 31,                                          0               -
                                                                         ----------      ----------

CASH AND CASH EQUIVALENTS - March  31,                                   $        0      $   38,273
                                                                         ==========      ==========

CASH PAID DURING THE YEAR FOR:
   Interest expense                                                      $        -      $        -
                                                                         ==========      ==========
   Income taxes                                                          $        -      $        -
                                                                         ==========      ==========

The  accompanying   notes  an  integral  part  of  the  consolidated   financial
statements.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 MARCH 31, 2002




NON CASH FINANCING ACTIVITIES:

     The Company acquired all the assets and liabilities of Career Direction, Inc. on January 1, 2001, for 200,000 shares of its common stock valued at $1,200,000 and the issuance of a $800,000 note payable.

     The Company acquired all the assets and liabilities of Personnel Profiles, Inc. on January 1, 2001, for a $500,000 convertible note payable .

     The Company acquired all the assets and liabilities of L and R Moran, Inc. on January 1, 2001, for 50,000 shares of its common stock valued at $100,000, and $950,000 notes payable.










The accompanying notes are an integral part of the consolidated financial statement.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation
         ---------------------
         The accompanying consolidated financial statements include the accounts of Achievement Tec Holdings, Inc. (the "Company") formerly known as Silver Ramona Mining Company, a holding company organized under the laws of the State of Idaho on May 25, 1967. The Company, on February 28, 2000, voted to amend its Articles of Incorporation to the State of Delaware. Its wholly owned Subsidiaries include:

         1) Achievement Tec, Inc. ("Achievement Tec"), formerly known as Profile Technologies, Inc. and Communications Institute of America, Inc., was incorporated under the laws of the state of Texas during 1956; and

         2)  Achievement  Tec  Acquisition  Corporation   ("Acquisition"),   was
             incorporated under the laws of the state of Delaware on November 1, 2000.

         3) Personnel Profiles, Inc. ("Personnel") was incorporated under the laws of the State of Ohio on August 17, 1989.

         4) Career Direction, Inc. ("Career") was incorporated under the laws of the State of Texas on April 5, 1989.

         Effective May 9, 2000, the Company, Achievement Tec and Acquisition entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Achievement Tec and Acquisition (as amended, the "Merger Agreement"), whereby Acquisition merged with and into Achievement Tec pursuant to the laws of the State of Delaware and Texas, and Achievement Tec will be the surviving corporation (the "Merger") (see Note 2 for Reorganization). Pursuant to the Merger Agreement, the holders of the common and preferred stock of Achievement Tec received an aggregate of 7,014,448 shares of common stock of the Company, representing approximately 70% of the outstanding common stock of the Company immediately following such issuance.

         The financial statement presented include the accounts of Achievement Tec from its inception (May 25, 1967) and that of Achievement Tec Holdings, Inc. from November 9, 2000.

         All references herein to the "Company" included the consolidated results of Achievement Tec Holdings, Inc. and its subsidiaries.

         All significant intercompany accounts and transactions have been eliminated in consolidation.

         Line of Business
         ----------------
         The Company develops, markets, and sells computer software to compare an individual's mental aptitudes and personality traits to the aptitudes and traits (and the levels required) for success in a particular job. The Company also conducts job fairs in the multi-unit restaurant industry across America. During 2001 and 2000, the Company has expanded its product line and converted it for utilization via the internet. The Company has developed product lines and business models for e-commerce that focus on applicant attraction, employee selection, employee training and development and delivery of online services. For delivery of these product lines, the Company has developed the following websites:

            www.virtualhrcenter.com               www.mycareerdirection.com
            -----------------------               -------------------------
            www.positivestep.com                  www.careerdirection.com
            --------------------                  -----------------------

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Use of Estimates
         ----------------
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates.

         Revenue Recognition
         -------------------
         Revenue from software is recognized upon delivery of the software. The company sells the software as is and does not offer a postcontract customer support. Revenue from job fairs, drug testing and background checks are recognized as earned based upon accrual method of accounting.

         Cash and Cash Equivalents
         -------------------------
         The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

         Concentration of Credit Risk
         ----------------------------
         The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

         Property and Equipment
         ----------------------
         Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the various classes of assets.

         The estimated useful lives of the assets are as follows:

              Furniture and fixtures                7 years
              Equipment                             5 years

         Goodwill
         --------
         Goodwill represents the excess of cost over the fair value of net assets acquired and is being amortized on a straight-line method over 15 years. On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment. The recoverability of goodwill is assessed by determining whether the amortization of goodwill over its remaining life can be recovered through projected undiscounted future cash flows.

         Income Taxes
         ------------
         Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

         Advertising Costs
         -----------------
         Advertising costs are expensed as incurred and included in selling, general and administrative expenses. For the period ended March 31, 2002 and 2001, advertising expense amounted to $17,128 and $209,172 respectively.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Fair Value of Financial Instruments
         -----------------------------------
         The Company's financial instruments consist of cash, accounts receivable, inventory, accounts payable and accrued expenses, and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable and accrued expenses approximate fair value due to the highly liquid nature of these short-term instruments. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts as of March 31, 20012.

         Long-Lived Assets
         -----------------
         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recovery of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

         Offering Costs
         --------------
         Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

         Debt Issue Costs
         ----------------
         Debt issue costs represent various commissions, legal and other expenses associated with the issuance of the secured debentures. These cost are being amortized on a straight-line method over the term of the debenture.

         Copyrights
         ----------
         Copyright costs acquired are being amortized on a straight-line method over three years.

         Stock-Based Compensation
         ------------------------
         SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

         Loss Per Share
         --------------
         SFAS No. 128, "Earnings Per Share" requires presentation of basic loss per share ("Basic LPS") and diluted loss per share ("Diluted LPS").

         The computation of basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted LPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

         The shares used in the computation of loss per share, are as follows:

                                                   March 31,
                                            ------------------------
                                               2002          2001
                                            ----------    ----------
         Basic and diluted                  10,551,692    10,265,000
                                            ==========    ==========

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Comprehensive Income
         --------------------
         SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of March 31, 2002 the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

         Recent Accounting Pronouncements
         --------------------------------
         In June 2001, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets," were issued. SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting, and that identifiable intangible assets acquired in a business combination be recognized as an asset apart from goodwill, if they meet certain criteria. The impact of the adoption of SFAS 141 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

         SFAS 142  applies to all  goodwill  and  identified  intangible  assets acquired in a business combination. Under the new standard, all goodwill and indefinite-lived intangible assets, including that acquired before initial application of the standard, will not be amortized but will be tested for impairment at least annually. The new standard is effective for fiscal years beginning after December 15, 2001. Adoption of SFAS 142 effective January 1, 2002, will result in the elimination of approximately $231,860 of annual amortization was recorded during the year ended December 31, 2001.

         In July 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued, which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The impact of the adoption of SFAS 143 on the Company's reported operating results, financial position and existing financial statement disclosure is not expected to be material.

         In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. This statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the definition of what constitutes a discontinued operation and how results of a discontinued operation are to be measured and presented. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The impact of the adoption of SFAS 144 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 2 - DUE FROM FACTOR

         Puruant to the terms of a factoring agreement the company assigns a substantial portion of its accounts receivable on a non-recourse basis up to a maximum established by the factor. Receivables sold in excess of these limitations are subject to recourse. The factor charges commissions as a percentage of receivables assigned. The factoring agreement was terminated on March 22, 2002.

         The balance due from factor at March 31, 2001 consists of receivables of approximately $94,000 and advances of approximately $93,900 for a net balance due from factor of approximately $100.

         The accounts receivable and substantially all of the company's assets are pledged as collateral security to the factor.


NOTE 3 - RELATED PARTY TRANSACTIONS

         As of March 31, 2002 and 2001, the Company has a payable due to officers totaling $22,555 and $47,951, respectively. These amounts represent advances made to the Company by its Chief Executive Officer ("CEO") and Paul Nolan for various expenses. These advances bear interest at the rate of 8% per annum, with interest only payable in monthly installments until January 1, 2004, at which time the remaining unpaid principal and interest shall be due in full.


NOTE 4 - INTANGIBLES

         Intangible assets consist of the following:

                                                   March  31,      December 31,
                                                      2002            2001
                                                  -----------      -----------
         Goodwill                                 $         0      $ 1,462,096
         Copyrights                                    18,743           18,743
                                                  -----------      -----------
                                                       18,743        1,480,839
         Less:  accumulated amortization               10,534          108,273
                                                  -----------      -----------
                                                  $     8,209      $ 1,372,566


NOTE 5 - ACQUISITIONS

         During 2001, the Company acquired two subsidiaries: Career Direction, Inc., Personnel Profiles, Inc., and purchased substantially all assets of L and R Moran, Inc. These acquisitions have been recorded as purchases.

   a)    Career Direction, Inc.
         ----------------------
         As of January 1, 2001, the Company and Joe Loyd and Karen Loyd (the "Career Direction Sellers") entered into a Purchase and Sale Agreement (the "Career Direction Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Career Direction, Inc., a Texas corporation ("Career Direction") from the Career Direction Sellers.

         Pursuant to the Career Direction Agreement, the Career Direction Sellers will receive, in exchange for all the capital stock of Career Direction, the following:

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 5 - ACQUISITIONS (Continued)

   i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of the Career Direction Sellers into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, the Career Direction Sellers may, at their option, require the Company to redeem the 50,000 shares into $50,000 cash in July, 2001, unless the value of the Company's common stock is $1.00 or more on such date.

   ii) An additional 950,000 shares of common stock of the Company, of which 150,000 shares will be issued at closing, and the remainder will be issued at the rate of 50,000 shares per quarter for 16 quarters. The initial 150,000 shares are convertible to cash in the amount of $150,000, at the election of the Career Direction Sellers, in the event the Company conducts a primary or secondary offering of its stock that generates proceeds at least in that amount. Each quarterly installment of 50,000 shares is convertible to cash in the amount of $50,000, at the election of the Career Direction Sellers, in the event the market value of the Company's common stock falls below $1.00 per share when the installment is due. These contingent cash obligations of the Company of $950,000 are secured pursuant to a convertible promissory note, which is payable with interest on the earlier to occur of (a) 16 calendar quarters after the successful completion by the Company of a private placement offering of its common stock in the amount of $5,000,000 that closes on or before July 1, 2001 (a "Qualified Financing"), or (b) December 21, 2004. Upon the consummation of a Qualified Financing, the unpaid principal and accrued interest on the promissory note may, at the holder's option, be converted into shares of Company common stock at the beginning of any of the subsequent 16 calendar quarters and in amounts equal to the outstanding principal and unpaid accrued interest then due thereunder divided by $1.00.

   a)    Career Direction, Inc. (continued)
         ---------------------------------

         As a condition to the consummation of the transactions contemplated by the Career Direction Agreement, the Company is also required to execute a three-year employment agreement by and between Joe Loyd and Career Direction, providing for Joe Loyd to serve as President of Career Direction at an annual compensation of $175,000;

   (i) a three year employment agreement by and between Karen Loyd and Career Direction, providing for annual compensation of $125,000;

   (ii) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company;

   (iii) a stock option in favor of Karen Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

         Joe Loyd will serve as a director of the Company, in addition to serving as President of Career Direction.

         Total  consideration   assigned  to  the  stock  and  notes  issued  is
         $2,000,000 based on the fair value of common shares to be issued.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 5 - ACQUISITIONS (Continued)

   b)    Personnel Profiles, Inc.
         ------------------------

         During 2001, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust (the "Personnel Profiles Seller"), entered into a Purchase and Sale Agreement (the "Personnel Profiles Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Personnel Profiles, Inc., an Ohio corporation ("Personnel Profiles") from the Personnel Profiles Seller.

         Pursuant to the Personnel Profiles Agreement, the Personnel Profiles Seller will receive, in exchange for all the capital stock of Personnel Profiles, $500,000, payable at the rate of $62,500 at the end of each calendar quarter beginning March 31, 2001 and continuing thereafter until paid in full on March 31, 2002. Upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000, the Personnel Profiles Seller may require prepayment of the purchase price at the rate of $125,000 for each $1,000,000 raised. At the Personnel Profiles Seller's election, any $62,500 payment may instead be converted into 62,500 shares of Company common stock.

         As a condition to the consummation of the transactions contemplated by the Personnel Profiles Agreement, the Company is also required to execute:

   (i) A three year employment agreement by and between Paul Nolan and Personnel Profiles providing for Paul Nolan to serve as President of Personnel Profiles at an annual compensation of $150,000.

   (ii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

         Paul Nolan will serve as a director of the Company, in addition to serving as President of Personnel Profiles.

   c)    L and R Moran, Inc.
         -------------------

         During 2001, the Company, and L and R Moran, Inc., a Texas corporation ("L and R Moran") entered into a Purchase and Sale Agreement (the "L and R Moran Agreement"), whereby the Company agreed to purchase substantially all the assets of L and R Moran.

         Pursuant to the L and R Moran Agreement, L and R Moran will receive, in exchange for substantially all its assets, the following:

   (i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of L and R Moran into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, L and R Moran may, at its option, require the Company to redeem the 50,000 shares into $50,000 cash in July 2001, unless the value of the Company's common stock is $1.00 or more on such date.

   (ii) $950,000, payable out of the proceeds of a primary or secondary offering of stock at $1.00 per share.

         As a condition to the consummation of the transactions contemplated by the L and R Moran Agreement, the Company is also required to execute:

   (iii) a three year management agreement by and between L.D. Moran and L and R Moran, providing for L.D. Moran to serve as manager of the assets acquired from L and R Moran for an annual compensation of $97,500;

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 5 - ACQUISITIONS (Continued)

   (iv) a stock option in favor of L.D. Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company; and

   d)    L and R Moran, Inc. (continued)
         -------------------------------

   (v) a stock option in favor of Royce Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

         L.D. Moran will serve as a director of the Company, in addition to serving as manager of the assets acquired from L and R Moran.

         The purchase price for the above acquisitions has been allocated as follows:

                                                                 Career         Personal           L and D
                                                                Direction       Profiles            Moran
                                                                  Inc.            Inc.              Inc.
                                                             -------------    ------------     ------------
         Cash                                                $     12,649     $          -     $      9,670
         Accounts receivable                                       93,526           46,900           98,271
         Other assets                                                   -              317            1,948
         Goodwill                                               2,007,133          501,951          960,685
         Accounts payable and other current liabilities          (113,308)         (49,168)         (20,574)
                                                             ------------     ------------     ------------
                                                             $  2,000,000     $    500,000     $  1,050,000
                                                             ============     ============     ============

         Total goodwill recorded in 2001 was $3,469,769.

         As of January 1, 2002, the Company and L+R Moran, Inc., a Texas corporation ("L+R Moran") entered into a Rescission, Final Release and Settlement Agreement, (the "L+R Rescission Agreement") whereby the Company and L+R Moran agreed to rescind the Purchase and Sale Agreement as described in above thereby releasing the Company and L+R Moran from any and all obligations incurred by each party as a result of the agreement.

         Pursuant to the L+R Rescission Agreement, each of the parties acknowledges that the Purchase and Sale Agreement dated January 1, 2001, is terminated along with all related agreements or instruments in all respects and this specifically includes contracts of employment, stock options and bills of sale. Each party agrees to hold the other party harmless, including officers, directors, shareholders, agents and assigns, from any and all liability arising from the Agreement and Purchase of Sale Agreement dated January 1, 2001. Further, the Company agrees to defend, indemnify and hold harmless L+R Moran and its successors and assigns from, against and in respect of any and all loss or damage, including attorneys and accounting fees, resulting from the operation of Company from the date of execution of the L+R Rescission Agreement.

         As of January 1, 2002, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust ("Nolan") entered into a Rescission, Final Release and Settlement Agreement (the "Personnel Profile Rescission Agreement"), whereby the Company and Nolan agreed to rescind the Purchase and Sale Agreement as described in Note 6 between the parties, thereby releasing the Company and Nolan from any and all obligations incurred by each party as a result of the Agreement.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 5 - ACQUISITIONS (Continued)

         Pursuant to the Personnel Profile Rescission Agreement, each of the parties acknowledges that the Purchase and Sale Agreement dated January 1, 2001 is terminated along with all related agreements or instruments in all respects and this specifically includes contracts of employment, stock options and bills of sale. Each party agrees to hold the other party harmless, including officers, directors, shareholders, agents and assigns, from any and all liability arising from the Agreement and Purchase of Sale Agreement dated January 1, 2001. Further, the Company agrees to defend, indemnify and hold harmless Nolan and its successors and assigns from, against and in respect of any and all loss or damage, including attorneys and accounting fees, resulting from the operation of Company from the date of execution of the Release and Settlement Agreement.


NOTE 6 - PROPERTY AND EQUIPMENT

         Property and equipment is summarized as follows:

                                                  March 31,      December 31,
                                                    2002            2001
                                                 ----------      -----------
         Machinery and Equipment                 $   78,617      $   87,107
         Furniture and Fixtures                      14,266          12,260
                                                 ----------      ----------
                                                     92,883          99,367
         Less:  Accumulated Depreciation            (48,201)        (44,659)
                                                 ----------      ----------
         Property and Equipment, net             $   44,682      $   54,708
                                                 ==========      ==========

         Depreciation expense for the period ended March 31, 2002 was $3,542.


NOTE 7 - NOTES PAYABLE

         Notes payable consisted of the following:

                                                                 March 31,        December 31,
                                                                   2002              2001
                                                                -----------       -----------
         a)   First Savings Bank - Interest rate 8.4% -
                Due on March 25, 2003                           $   109,932       $   109,932

         b)   Joe & Karen Loyd                                      206,000           210,000

              Various Notes Payable - Interest rate 8% -
                Due at various dates to 2002                        142,693           142,694
                                                                -----------       -----------
                                                                    458,625           462,626
              Less:  Current Portion                               (388,625)         (392,626)
                                                                -----------       -----------
              Long-Term Portion                                 $    70,000       $    70,000
                                                                ===========       ===========

   a) On March 25, 2000, the Company refinanced its $109,932 loan with First Savings Bank. The loan amount remained $109,932 with interest at a rate of 8.4% per annum due on March 25, 2001. Interest only is payable on April 25, 2000 and then on the 25th day of each month thereafter. During March 2001, the Company refinanced the loan again. The loan amount remained $109,932 with interest at a rate of 8.4% per annum due on March 25, 2002. Interest only is payable on the 25th day of each month.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 7 - NOTES PAYABLE (Continued)

   a) Note payable to former employees in the amount of $250,000 payable in 25 monthly equal installments of $10,000 without interest. At March 31, 2001, the company was in default of this note.


NOTE 8 - CONVERTIBLE NOTES PAYABLE

         Convertible notes payable consist of the following at March 31, 2001:

                a)     Selling of Career Direction, Inc.          $  350,000
                b)     Selling of Personnel Profiles, Inc.                 -
                c)     Selling of L & R Moran, Inc.                        -
                                                                      ------
                                                                     350,000
                       Less:  Current Portion                        150,000
                                                                   ---------
                       Long-Term Portion                          $  200,000
                                                                  ==========

   a) On January 1, 2001, the Company acquired Career Direction, Inc. for 1,000,000 shares of common stock. At the election of Career Direction Sellers, 50,000 shares are convertible into $50,000 cash upon the successful completion by the Company of a primary or secondary offering of its stock that generates proceeds of at least $2,000,000 on or before July 1, 2001. In addition, the Career Direction Sellers may, at their option, require the Company to redeem the 50,000 shares into cash in July 1, 2001, unless the value of the Company's common stock is $1.00 or more on such date. An additional 950,000 shares of common stock of the Company, of which 150,000 shares was issued at closing, with the remainder to be issued at the rate of 50,000 shares per quarter for 16 quarters. The initial 150,000 shares are convertible to cash in the amount of $150,000, at the election of the Career Direction, in the event the Company conducts a primary or secondary offering of its stock that generates proceeds at least in that amount. Each quarterly installment of 50,000 shares is convertible to cash in the amount of $50,000, at the election of the Career Direction, in the event the market value of the Company's common stock falls below $1.00 per share when the installment is due. These contingent cash obligations of the Company are secured pursuant to a convertible promissory note.

         On July 19, 2001, Career Direction, Inc and the Company entered into an agreement to modify and terminate certain agreements previously entered into between Career Direction Sellers and the Company. The number of remaining shares of the Company common stock to be issued pursuant to the Purchase and Sale Agreement was reduced from 750,000 shares to 500,000 shares, issuable at the rate of 50,000 shares per quarter for ten quarters, beginning on November 1, 2001. Achievement Tec agreed to pay the Career Direction Sellers $250,000 (see Note 8).

   b) The Company acquired Personnel Profiles, Inc. for a $500,000 convertible note payable at a convertible rate of $62,500 at the end of each calendar quarter beginning March 31, 2001, upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000. the Personnel Profiles Seller may require prepayment of the purchase price at the rate of $125,000 for each $1,000,000 raised. At the Personnel Profiles Seller's election, any $62,500 payment may instead be converted into 62,500 shares of Company common stock.

         As of January 1, 2002, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust ("Nolan") entered into a Rescission, Final Release and Settlement Agreement (the "Personnel Profile Rescission Agreement"), whereby the Company and Nolan agreed to rescind the Purchase and Sale Agreement as described in Note 6 between the parties, thereby releasing the Company and Nolan from any and all obligations incurred by each party as a result of the agreement.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002



NOTE 8 - CONVERTIBLE NOTES PAYABLE (Continued)

   c) The Company acquired L and R Moran, Inc., for 50,000 shares of common stock and $950,000 notes payable out of the proceeds of primary or secondary offering of stock at $1.00 per share. The 50,000 shares are convertible at the option of L+R Moran into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, L+R Moran may, at its option, require the Company to redeem the 50,000 shares into $50,000 cash in July1, 2001, unless the value of the Company's common stock is $1.00 or more on such date.

   d) As of January 1, 2002, the Company and L+R Moran, Inc., a Texas corporation ("L+R Moran") entered into a Rescission, Final Release and Settlement Agreement, (the "L+R Rescission Agreement") whereby the Company and L+R Moran agreed to rescind the Purchase and Sale Agreement as described in Note 6 thereby releasing the Company and L+R Moran from any and all obligations incurred by each party as a result of the agreement


NOTE 9 - CONVERTIBLE DEBENTURES

         The Company has entered into a Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001, by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC. Pursuant to the Purchase Agreement, the Purchasers agreed, subject to the terms and conditions of the Purchase Agreement to purchase an aggregate principal amount of $1,192,949.09 of the Company's 10% Secured Convertible Debentures, due twenty-four months from issuance. The Debentures are convertible into shares of the Company's common stock (the "Common Stock"). As consideration for the purchase of the Debentures, the Purchasers (i) paid $500,000; (ii) exchanged convertible debentures of the Company in the aggregate principal and accrued interest amount of $105,019.18; and (iii) exchanged 586,375 shares of Common Stock.

         The holder may at any time convert all or any portion of the outstanding balance of the Note, including at its option, accrued but unpaid interest thereon, into shares of the Company's common stock. The conversion price shall be the lower of (i) $0.85 per share, adjusted for stock splits and reverse stock splits, and (ii) 60% of the average of the lowest three inter-day trading prices of the Company's common stock during the twenty days immediately preceding the applicable conversion date. The Company has recorded a financing cost attributable to the beneficial conversion feature in the amount of $500,000. This amount has been charged to interest expense.


NOTE 10 - STOCK OPTION PLAN

         On January 1, 2001, the Company adopted the 2001 Stock Option Plan (the "Plan"), initially reserving an aggregate of 800,000 shares of the Company's common stock (the "Available Shares") for issuance pursuant to the exercise of stock options ("Options") which may be granted to employees, officers, and directors of the company and consultants to the Company. 500,000 Options have been granted as of December 31, 2001 from the 2001 Stock Option Plan. The options expire January 1, 2006.

         In July of 2001, the Company canceled certain outstanding options pursuant to an agreement to terminate certain employees. Deferred compensation expense related to the options had been reduced by $326,000.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2002


         As of January 1, 2002, the Company, Paul Nolan, Jr., Trustee of a Charitable Remainder Trust ("Nolan") and L+R Moran, Inc. entered into a Rescission, Final Release and Settlement Agreement (the "Personnel Profile Rescission Agreement") and (the "L+R Rescission Agreement") , whereby the Company agreed to rescind the Purchase and Sale Agreements as described in Note 5 between the parties, thereby canceling all outstanding options as of March 31, 2002.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

         The Company leases office space in Dallas, Texas under an operating lease expiring July 31, 2004. Minimum monthly payments under the lease total $6,750.

         The Company entered into an operating lease expiring February 28,2002 for office space located in New York, New York. Minimum monthly payments under the lease total $1,450.

         Career Direction leased office space under an operating lease expiring January 31, 2003. Minimum monthly payments under the lease total $1,745.

         L&R Moran leased office space under an operating lease expiring May 31, 2003. Minimum monthly payments under the lease total $3,297.

         Rent expense under operating leases for the period ended March 31, 2002 was approximately $ 37,588.

                          INDEPENDENT AUDITORS' REPORT




TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
 ACHIEVEMENT TEC HOLDINGS, INC.

We have audited the accompanying consolidated balance sheets of Achievement Tec Holdings, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Achievement Tec Holdings, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the company will continue as a going concern. As shown in the financial statements, the company incurred a net loss of $4,079,032 for 2001 and has incurred substantial net losses in prior periods. At December 31, 2001 current liabilities exceed current assets by $2,681,620 and the total liabilities exceed total assets by $2,742,881. These factors, and the others discussed in Note 18, raise substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue in existence.

                                MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                Certified Public Accountants

New York, New York
May 10, 2002

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                December 31,
                                                                       ------------------------------
                                                                          2001               2000
                                                                       -----------        -----------
      ASSETS
Current assets
  Cash and cash equivalents                                            $         -        $         -
  Accounts receivable, net of allowance for
   doubtful accounts of $35,469 and $17,500                                 47,624            124,872
  Due from factor                                                              309                  -
                                                                       -----------        -----------
      Total current assets                                                  47,933            124,872

Property and equipment, net of accumulated
 depreciation of $44,659 and $23,446                                        54,708             62,666
Intangible assets, net of accumulated amortization
 of $ 108,273 and $2,242                                                 1,372,566             16,501
Debt issue costs, net of accumulated amortization
 of $21,863 and $6,456                                                      65,587             28,544
Other assets                                                                 8,333              2,671
                                                                       -----------        -----------
      TOTAL ASSETS                                                     $ 1,549,127        $   235,254
                                                                       ===========        ===========

      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
   Bank overdraft                                                      $    20,031        $    45,505
   Accounts payable and accrued expenses                                   588,853             21,140
   Payroll taxes payable                                                   140,543                  -
   Convertible notes payable - current                                   1,587,500                  -
   Notes payable - current                                                 392,626            231,624
                                                                       -----------        -----------
      Total current liabilities                                          2,729,553            298,269

Due to officer                                                              49,506             94,582
Convertible debentures                                                   1,192,949            100,000
Convertible notes payable                                                  250,000                  -
Notes payable                                                               70,000             37,572
                                                                       -----------        -----------
      Total liabilities                                                  4,292,008            530,423
                                                                       -----------        -----------

Commitments and contingencies                                                    -                  -

STOCKHOLDERS' DEFICIENCY
   Preferred stock - $0.001 par value; 10,000,000
    shares authorized; -0- issued and outstanding                                -                  -
   Common stock - $0.001 par value; 50,000,000 shares
    authorized;10,502,248 and 10,014,748 issued and outstanding             10,502             10,014
   Treasury stock                                                         (587,930)                 -
   Additional paid-in capital                                            3,181,725            636,963
   Deferred compensation                                                  (326,000)                 -
   Accumulated deficit                                                  (5,021,178)          (942,146)
                                                                       -----------        -----------
      Total stockholders' deficiency                                    (2,742,881)          (295,169)
                                                                       -----------        -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                   $ 1,549,127        $   235,254
                                                                       ===========        ===========

The accompanying notes are an integral part of the consolidated financial statements.


                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              For the Year Ended
                                                                 December 31,
                                                       -------------------------------
                                                           2001               2000
                                                       ------------       ------------
Revenue                                                $  3,041,190       $  1,171,129

Cost of revenue                                             371,048                  -
                                                       ------------       ------------

Gross margin                                              2,670,142          1,171,129
                                                       ------------       ------------

Operating expense
  Selling, general and administrative expense             3,950,672          1,361,716
  Depreciation and amortization expense                     259,973             13,248
  Asset impairment                                        1,873,324                  -
                                                       ------------       ------------
                                                          6,083,969          1,374,964
                                                       ------------       ------------
Loss from operations                                     (3,413,827)          (203,835)

Interest expense, net                                       665,205             42,412
                                                       ------------       ------------

Loss before provision for income taxes                   (4,079,032)          (246,247)

Provision for income taxes                                        -                  -
                                                       ------------       ------------

Net loss                                               $ (4,079,032)      $   (246,247)
                                                       ============       ============

Net loss per common share
    Basic and diluted                                  $      (0.40)      $     ( 0.04)
                                                       ============       ============


The accompanying notes are an integral part of the consolidated financial statements.


                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



                                                            Additional                   Deferred      Stockholders'
                                       Common Stock          Paid-in     Treasury      Compensation     Accumulated        Equity
                                    Shares      Amount       Capital       Stock          Expense         Deficit       (Deficiency)
                                  ----------    -------     ----------   ---------       ---------      -----------     ------------
Balance at December 31, 1999       4,226,283    $ 4,226     $  248,518           -       $       -      $  (695,899)    $  (443,155)

Acquisition of net assets of
 Silver Ramona                     3,000,300      3,000         (3,000)          -               -                -               -

Issuance of stock, adjusted to
 reflect outstanding shares of
 Silver Ramona                     2,773,717      2,774        597,226           -               -                -         600,000

Issuance of stock for interest        14,448         14            889           -               -                -             903

Debt issue cost                            -          -         35,000           -               -                -          35,000

Offering costs                             -          -       (241,670)          -               -                -        (241,670)

Net Loss                                   -          -              -           -               -         (246,247)       (246,247)
                                  ----------    -------     ----------   ---------       ---------      -----------     -----------

Balance at December 31, 2000      10,014,748     10,014        636,963           -               -         (942,146)       (295,169)

Acquisition of net assets of
 Career Directions                   200,000        200      1,199,800           -               -                        1,200,000

Acquisition of net assets of
 L & R Moran                          50,000         50         99,950           -               -                -         100,000

Stock options for compensation             -          -        489,000           -               -                -         489,000

Deferred compensation expense              -          -              -                    (326,000)               -        (326,000)

Career Direction conversion
 of notes payable                    100,000        100         99,900           -               -                -         100,000

Shares reacquired through
 sale of debentures                        -          -             -     (587,930)              -                -        (587,930)

Issuance of stock for professional
 services                             75,000         75         93,675           -               -                -          93,750

Beneficial Conversion of
 Debentures                                                    500,000           -               -                -         500,000

Personnel Profiles conversion
 of note payable                      62,500         63         62,437           -               -                -          62,500

Net loss                                   -          -             -            -               -       (4,079,032)     (4,079,032)
                                  ----------    -------     ----------   ---------       ---------      -----------     -----------
Balance at December 31, 2001      10,502,248    $10,502     $3,181,725   $(587,930)      $(326,000)     $(5,021,178)    $(2,742,881)
                                  ==========    =======     ==========   =========       =========      ===========     ===========


The accompanying notes are an integral part of the consolidated financial statements.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             For the Year Ended
                                                                                December 31,
                                                                       ------------------------------
                                                                           2001              2000
                                                                       ------------      ------------
CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                                            $ (4,079,032)     $   (246,247)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization expense                                 261,593            13,248
      Issuance of stock for services                                         93,750                 -
      Issuance of stock for interest                                              -               903
      Amortization of debt issue costs                                       50,407             6,456
      Stock based compensation                                              163,000                 -
      Beneficial conversion expense                                         500,000                 -
      Asset impairment                                                    1,873,324                 -
      Bad debt expense                                                            -            11,500
   Changes in certain assets and liabilities:
      (Increase) decrease in accounts receivable                            315,945           (95,789)
      (Increase) in due from factor                                            (309)                -
      (Increase) in other assets                                             (3,397)                -
      Decrease in prepaid expenses                                                -             4,275
      Increase in payroll taxes payable                                     140,543                 -
      Decrease (increase) in accounts payable and accrued expenses          404,682            (6,707)
                                                                       ------------      ------------
Total cash used in operating activities                                    (279,494)         (312,361)
                                                                       ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Increase in property and equipment                                       (13,255)          (38,205)
   Increase in intangible assets                                                  -           (18,743)
                                                                       ------------      ------------
Total cash used in investing activities                                     (13,255)          (56,948)
                                                                       ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Offering costs                                                                 -          (176,170)
   Debt issue cost                                                          (32,475)                -
   (Decrease) increase in bank overdraft                                     (3,155)           28,498
   Proceeds from issuance of debentures                                     445,025                 -
   Proceeds from notes payable                                                    -           110,967
   Repayment of notes payable                                               (56,570)          (74,330)
   Decrease in due to officer                                               (60,076)         (124,656)
   Sale of preferred stock                                                        -           600,000
                                                                       ------------      ------------
Total cash provided by financing activities                                 292,749           364,309
                                                                       ------------      ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                         -            (5,000)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                     -             5,000
                                                                       ------------      ------------
CASH AND CASH EQUIVALENTS - END OF YEAR                                           -      $          -
                                                                       ------------      ------------
CASH PAID DURING THE YEAR FOR:
   Interest expense                                                    $     53,675      $     42,412
                                                                       ============      ============
   Income taxes                                                        $          -      $          -
                                                                       ============      ============

The  accompanying   notes  an  integral  part  of  the  consolidated   financial
statements.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 2001 AND 2000



NON CASH FINANCING ACTIVITIES:


During the year ended December 31, 2000, the Company reclassed prepaid offering costs of $65,500 against the related proceeds.

During the year ended December 31, 2001, the Company issued stock for professional services valued at $93,752.

The Company acquired all the assets and liabilities of Career Direction, Inc. on January 1, 2001, for 200,000 shares of its common stock valued at $1,200,000 and the issuance of a $800,000 note payable.

The Company acquired all the assets and liabilities of Personnel Profiles, Inc. on January 1, 2001, for a $500,000 convertible note payable .

The Company acquired all the assets and liabilities of L and R Moran, Inc. on January 1, 2001, for 50,000 shares of its common stock valued at $100,000, and $950,000 notes payable.











The accompanying notes are an integral part of the consolidated financial statement.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Basis of Presentation
            ---------------------
            The accompanying consolidated financial statements include the accounts of Achievement Tec Holdings, Inc. (the "Company") formerly known as Silver Ramona Mining Company, a holding company organized under the laws of the State of Idaho on May 25, 1967. The Company, on February 28, 2000, voted to amend its Articles of Incorporation to the State of Delaware. Its wholly owned Subsidiaries include:

            1) Achievement Tec, Inc. ("Achievement Tec"), formerly known as Profile Technologies, Inc. and Communications Institute of America, Inc., was incorporated under the laws of the state of Texas during 1956; and

            2) Achievement Tec Acquisition Corporation ("Acquisition"), was incorporated under the laws of the state of Delaware on November 1, 2000.

            3) Personnel Profiles, Inc. ("Personnel") was incorporated under the laws of the State of Ohio on August 17, 1989.

            4) Career Direction, Inc. ("Career") was incorporated under the laws of the State of Texas on April 5, 1989.

            Effective May 9, 2000, the Company, Achievement Tec and Acquisition entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Achievement Tec and Acquisition (as amended, the "Merger Agreement"), whereby Acquisition merged with and into Achievement Tec pursuant to the laws of the State of Delaware and Texas, and Achievement Tec will be the surviving corporation (the "Merger") (see Note 2 for Reorganization). Pursuant to the Merger Agreement, the holders of the common and preferred stock of Achievement Tec received an aggregate of 7,014,448 shares of common stock of the Company, representing approximately 70% of the outstanding common stock of the Company immediately following such issuance.

            The   financial   statement   presented   include  the  accounts  of
            Achievement Tec from its inception (May 25, 1967) and that of Achievement Tec Holdings, Inc. from November 9, 2000.

            All references herein to the "Company" included the consolidated results of Achievement Tec Holdings, Inc. and its subsidiaries.

            All significant intercompany accounts and transactions have been eliminated in consolidation.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Line of Business
            ----------------
            The Company develops, markets, and sells computer software to compare an individual's mental aptitudes and personality traits to the aptitudes and traits (and the levels required) for success in a particular job. The Company also conducts job fairs in the multi-unit restaurant industry across America. During 2001 and 2000, the Company has expanded its product line and converted it for utilization via the internet. The Company has developed product lines and business models for e-commerce that focus on applicant attraction, employee selection, employee training and development and delivery of online services. For delivery of these product lines, the Company has developed the following websites:

            www.virtualhrcenter.com                www.mycareerdirection.com
            -----------------------                -------------------------
            www.positivestep.com                   www.careerdirection.com
            --------------------                   -----------------------

            Use of Estimates
            ----------------
            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates.

            Revenue Recognition
            -------------------
            Revenue from software is recognized upon delivery of the software. The company sells the software as is and does not offer a postcontract customer support. Revenue from job fairs, drug testing and background checks are recognized as earned based upon accrual method of accounting.

            Cash and Cash Equivalents
            -------------------------
            The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

            Concentration of Credit Risk
            ----------------------------
            The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

            Property and Equipment
            ----------------------
            Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the various classes of assets.

            The estimated useful lives of the assets are as follows:

                  Furniture and fixtures            7 years
                  Equipment                         5 years

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Goodwill
            --------
            Goodwill represents the excess of cost over the fair value of net assets acquired and is being amortized on a straight-line method over 15 years. On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment. The recoverability of goodwill is assessed by determining whether the amortization of goodwill over its remaining life can be recovered through projected undiscounted future cash flows.

            Income Taxes
            ------------
            Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

            Advertising Costs
            -----------------
            Advertising costs are expensed as incurred and included in selling, general and administrative expenses. For the years ended December 31, 2001 and 2000, advertising expense amounted to $448,182 and $6,595, respectively.

            Fair Value of Financial Instruments
            -----------------------------------
            The Company's financial instruments consist of cash, accounts receivable, inventory, accounts payable and accrued expenses, and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable and accrued expenses approximate fair value due to the highly liquid nature of these short-term instruments. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts as of December 31, 2001 and 2000.

            Long-Lived Assets
            -----------------
            Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recovery of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

            Offering Costs
            --------------
            Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Debt Issue Costs
            ----------------
            Debt issue costs represent various commissions, legal and other expenses associated with the issuance of the secured debentures. These cost are being amortized on a straight-line method over the term of the debenture. Amortization expense changed to operations in 2001 and 2000 was $50,407 and $6,456 respectively.

            Copyrights
            ----------
            Copyright costs acquired are being amortized on a straight-line method over three years.

            Stock-Based Compensation
            ------------------------
            SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

            Loss Per Share
            --------------
            SFAS No. 128, "Earnings Per Share" requires presentation of basic loss per share ("Basic LPS") and diluted loss per share ("Diluted LPS").

            The computation of basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted LPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

            The shares used in the computation of loss per share, are as follows:

                                                         December 31,
                                                         ------------
                                                      2001          2000
                                                   ----------     ---------
                 Basic and diluted                 10,262,000     6,080,000
                                                   ==========     =========


            Comprehensive Income
            --------------------
            SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2001 and 2000, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000




NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            Recent Accounting Pronouncements
            --------------------------------
            In June 2001, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets," were issued. SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting, and that identifiable intangible assets acquired in a business combination be recognized as an asset apart from goodwill, if they meet certain criteria. The impact of the adoption of SFAS 141 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

            SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill and indefinite-lived intangible assets, including that acquired before initial application of the standard, will not be amortized but will be tested for impairment at least annually. The new standard is effective for fiscal years beginning after December 15, 2001. Adoption of SFAS 142 effective January 1, 2002, will result in the elimination of approximately $231,860 of annual amortization was recorded during the year ended December 31, 2001.

            In July 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued, which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The impact of the adoption of SFAS 143 on the Company's reported operating results, financial position and existing financial statement disclosure is not expected to be material.

            In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. This statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the definition of what constitutes a discontinued operation and how results of a discontinued operation are to be measured and presented. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The impact of the adoption of SFAS 144 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 2 -    CORPORATE REORGANIZATION AND MERGER

            On May 9, 2000, the Company entered into an agreement and plan of merger, subsequently amended on July 1, 2000 and executed on November 9 2000. This Reorganization Agreement (the "Agreement") provided that the Company's wholly owned subsidiary, Acquisition and Achievement Tec would be merged and Achievement Tec would be the surviving entity. Acquisition had no assets or liabilities as of the date of the merger. On November 14, 2000, a certificate of merger was filed with the State of Texas. In connection with the merger transaction, shareholders of Achievement Tec, received 7,014,448 shares of the Company's common stock.

            This merger transaction has been accounted for in the financial statements as a reverse acquisition. As a result of this transaction the former shareholders of Achievement Tec acquired or exercised control over a majority of the shares of the Company. Accordingly, the transaction has been treated for accounting purposes as a recapitalization of Achievement Tec and, therefore, these financial statements represent a continuation of the legal entity, Achievement Tec, not the Company, the legal survivor. Consequently, the comparative figures are those of Achievement Tec. Because the historical financial statements are presented in this manner, proforma financial statements are not required.

            In accounting for this transaction:

            i) Achievement Tec is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values;

            ii) Control of the net assets and business of Achievement Tec was acquired effective on November 9, 2000 (the "Effective Date"). This transaction has been accounted for as a purchase of the assets and liabilities of the Company by Achievement Tec. As of November 9, 2000, the Company had no assets or liabilities. Summary of their balance sheet was as follows:

                     Common stock                                 $    3,000
                     Additional paid-in capital                      142,020
                     Accumulated deficit                            (145,020)
                                                                  ----------
                       Total stockholders' equity                 $        -
                                                                  ==========

            iii) The statements of operations and cash flows include Achievement Tec results of operations and cash flows from January 1, 1999 and the Company's results of operations from the Effective Date.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 3 -    DUE FROM FACTOR

            Puruant to the terms of a factoring agreement the company assigns a substantial portion of its accounts receivable on a non-recourse basis up to a maximum established by the factor. Receivables sold in excess of these limitations are subject to recourse. The factor charges commissions as a percentage of receivables assigned. During the first quarter of 2002, the company no longer assigned any of its receivables to the factor and the factoring agreement was terminated on March 22, 2002.

            The balance due from factor at December 31, 2001 consists of receivables of approximately $146,000 and advances of approximately $145,700 for a net balance due from factor of approximately $300.

            The accounts receivable and substantially all of the company's assets are pledged as collateral security to the factor.

NOTE 4 -    RELATED PARTY TRANSACTIONS

            As of December 31, 2001 and 2000, the Company has a payable due to officers totaling $49,506 and $94,582, respectively. These amounts represent advances made to the Company by its Chief Executive Officer ("CEO") and Paul Nolan for various expenses. These advances bear interest at the rate of 8% per annum, with interest only payable in monthly installments until January 1, 2004, at which time the remaining unpaid principal and interest shall be due in full.

NOTE 5 -    INTANGIBLES

            Intangible assets consist of the following:

                                                           December 31
                                                    ------------------------
                                                        2001         2000
                                                    -----------   ----------

            Goodwill                                $ 1,462,096   $        -
            Copyrights                                   18,743       18,743
                                                    -----------   ----------
                                                      1,480,839       18,743
            Less: accumulated amortization              108,273        2,242
                                                    -----------   ----------
                                                    $ 1,372,566   $   16,501
                                                    ===========   ==========

            Amortization expense for the years ended December 31, 2001 and 2000 was $106,031 and $2,242 respectively.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 6 -    ACQUISITIONS

            During 2001, the Company acquired two subsidiaries: Career Direction, Inc., Personnel Profiles, Inc., and purchased substantially all assets of L and R Moran, Inc. These acquisitions have been recorded as purchases.

      a)    Career Direction, Inc.
            ---------------------
            As of January 1, 2001, the Company and Joe Loyd and Karen Loyd (the "Career Direction Sellers") entered into a Purchase and Sale Agreement (the "Career Direction Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Career Direction, Inc., a Texas corporation ("Career Direction") from the Career Direction Sellers.

            Pursuant to the Career Direction Agreement, the Career Direction Sellers will receive, in exchange for all the capital stock of Career Direction, the following:

      i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of the Career Direction Sellers into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, the Career Direction Sellers may, at their option, require the Company to redeem the 50,000 shares into $50,000 cash in July, 2001, unless the value of the Company's common stock is $1.00 or more on such date.

      ii) An additional 950,000 shares of common stock of the Company, of which 150,000 shares will be issued at closing, and the remainder will be issued at the rate of 50,000 shares per quarter for 16 quarters. The initial 150,000 shares are convertible to cash in the amount of $150,000, at the election of the Career Direction Sellers, in the event the Company conducts a primary or secondary offering of its stock that generates proceeds at least in that amount. Each quarterly installment of 50,000 shares is convertible to cash in the amount of $50,000, at the election of the Career Direction Sellers, in the event the market value of the Company's common stock falls below $1.00 per share when the installment is due. These contingent cash obligations of the Company of $950,000 are secured pursuant to a convertible promissory note, which is payable with interest on the earlier to occur of (a) 16 calendar quarters after the successful completion by the Company of a private placement offering of its common stock in the amount of $5,000,000 that closes on or before July 1, 2001 (a "Qualified Financing"), or (b) December 21, 2004. Upon the consummation of a Qualified Financing, the unpaid principal and accrued interest on the promissory note may, at the holder's option, be converted into shares of Company common stock at the beginning of any of the subsequent 16 calendar quarters and in amounts equal to the outstanding principal and unpaid accrued interest then due thereunder divided by $1.00.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000





NOTE 6 -    ACQUISITIONS (Continued)

      a)    Career Direction, Inc. (continued)
            ---------------------------------

            As a condition to the consummation of the transactions contemplated by the Career Direction Agreement, the Company is also required to execute a three year employment agreement by and between Joe Loyd and Career Direction, providing for Joe Loyd to serve as President of Career Direction at an annual compensation of $175,000;

      (i) a three year employment agreement by and between Karen Loyd and Career Direction, providing for annual compensation of $125,000;

      (ii) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company;

      (iii) a stock option in favor of Karen Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

            Joe Loyd will serve as a director of the Company, in addition to serving as President of Career Direction.

            Total consideration assigned to the stock and notes issued is $2,000,000 based on the fair value of common shares to be issued.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 6 -    ACQUISITIONS (Continued)

      b)    Personnel Profiles, Inc.
            -----------------------

            During 2001, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust (the "Personnel Profiles Seller"), entered into a Purchase and Sale Agreement (the "Personnel Profiles Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Personnel Profiles, Inc., an Ohio corporation ("Personnel Profiles") from the Personnel Profiles Seller.

            Pursuant to the Personnel Profiles Agreement, the Personnel Profiles Seller will receive, in exchange for all the capital stock of Personnel Profiles, $500,000, payable at the rate of $62,500 at the end of each calendar quarter beginning March 31, 2001 and continuing thereafter until paid in full on December 31, 2002. Upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000, the Personnel Profiles Seller may require prepayment of the purchase price at the rate of $125,000 for each $1,000,000 raised. At the Personnel Profiles Seller's election, any $62,500 payment may instead be converted into 62,500 shares of Company common stock.

            As a condition to the consummation of the transactions contemplated by the Personnel Profiles Agreement, the Company is also required to execute:

      (i) A three year employment agreement by and between Paul Nolan and Personnel Profiles providing for Paul Nolan to serve as President of Personnel Profiles at an annual compensation of $150,000.

      (ii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

            Paul Nolan will serve as a director of the Company, in addition to serving as President of Personnel Profiles.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 6 -    ACQUISITIONS (Continued)

      c)    L and R Moran, Inc.


            During 2001, the Company, and L and R Moran, Inc., a Texas corporation ("L and R Moran") entered into a Purchase and Sale Agreement (the "L and R Moran Agreement"), whereby the Company agreed to purchase substantially all the assets of L and R Moran.

            Pursuant to the L and R Moran Agreement, L and R Moran will receive, in exchange for substantially all its assets, the following:

      (i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of L and R Moran into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, L and R Moran may, at its option, require the Company to redeem the 50,000 shares into $50,000 cash in July 2001, unless the value of the Company's common stock is $1.00 or more on such date.

      (ii) $950,000, payable out of the proceeds of a primary or secondary offering of stock at $1.00 per share.

            As a condition to the consummation of the transactions contemplated by the L and R Moran Agreement, the Company is also required to execute:

      (iii) a three year management agreement by and between L.D. Moran and L and R Moran, providing for L.D. Moran to serve as manager of the assets acquired from L and R Moran for an annual compensation of $97,500;

      (iv) a stock option in favor of L.D. Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company; and

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 6 -    ACQUISITIONS (Continued)

      d)    L and R Moran, Inc. (continued)


      (v) a stock option in favor of Royce Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

            L.D. Moran will serve as a director of the Company, in addition to serving as manager of the assets acquired from L and R Moran.

            The purchase price for the above acquisitions has been allocated as follows:

                                                                   Career        Personal        L and D
                                                                  Direction      Profiles         Moran
                                                                     Inc.          Inc.            Inc.
                                                                 -----------    -----------    -----------
            Cash                                                 $    12,649    $         -    $     9,670
            Accounts receivable                                       93,526         46,900         98,271
            Other assets                                                   -            317          1,948
            Goodwill                                               2,007,133        501,951        960,685
            Accounts payable and other current liabilities          (113,308)       (49,168)       (20,574)
                                                                 -----------    -----------    -----------
                                                                 $ 2,000,000    $   500,000    $ 1,050,000
                                                                 ===========    ===========    ===========

            Total goodwill recorded in 2001 was $3,469,769.

            The results of operations of the above acquisition have been included since January 1, 2001, the date of the acquisitions. The following unaudited proforma information presents the results of operations for the year ended December 31, 2000 though the acquisition had occurred on January 1, 2000.

            Revenue                    $ 3,838,083
            Net Loss                   $  (416,813)
            Loss per share             $     (0.07)

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 7 -    PROPERTY AND EQUIPMENT

            Property and equipment is summarized as follows:

                                                            December 31,
                                                     -------------------------
                                                        2001           2000
                                                     ----------     ----------

            Machinery and Equipment                  $   87,107     $   76,492
            Furniture and Fixtures                       12,260          9,620
                                                     ----------     ----------
                                                         99,367         86,112
            Less:  Accumulated Depreciation             (44,659)       (23,446)
                                                     ----------     ----------
            Property and Equipment, net              $   54,708     $   62,666
                                                     ==========     ==========

            Depreciation expense for the years ended December 31, 2001 and 2000 was $21,213 and $11,008 respectively.


NOTE 8 -    NOTES PAYABLE

            Notes payable consisted of the following:

                                                                             December 31
                                                                     --------------------------
                                                                        2001            2000
                                                                     ----------      ----------
            a)     First Savings Bank - Interest rate 8.4% -
                     Due on March 25, 2003                           $  109,932      $  109,932
            b)     First Savings Bank - Interest rate 10.5% -
                     Due on December 15, 2000                                 -           4,000
            c)     First Savings Bank - Interest rate 11%
                     Due on April 19, 2002                                               10,965
            e)      Joe & Karen Loyd                                    210,000               -

                   Various Notes Payable - Interest rate 8% -
                     Due at various dates to 2002                       142,694         144,299
                                                                     ----------      ----------
                                                                        462,626         269,196
                   Less:  Current Portion                              (392,626)       (231,624)
                                                                     ----------      ----------
                   Long-Term Portion                                 $   70,000      $   37,572
                                                                     ==========      ==========


      a) On March 25, 2000, the Company refinanced its $109,932 loan with First Savings Bank. The loan amount remained $109,932 with interest at a rate of 8.4% per annum due on March 25, 2001. Interest only is payable on April 25, 2000 and then on the 25th day of each month thereafter. During March 2001, the Company refinanced the loan again. The loan amount remained $109,932 with interest at a rate of 8.4% per annum due on March 25, 2002. Interest only is payable on the 25th day of each month.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 8 -    NOTES PAYABLE (Continued)

      b) On August 1, 1999, the Company refinanced its $60,159 loan with First Savings Bank. The loan bore interest at a rate of 10.5% per annum due on August 1, 2000. This loan was then refinanced on December 23, 1999. The loan balance totaled $48,000 bearing interest at a rate of 10% per annum. The loan is payable in 11 payments of $4,000 in principal plus accrued interest beginning on January 15, 2000 and payable the 15th day of every month thereafter until December 15, 2000 when the entire balance shall be due. As of December 31, 2000, this loan was in default for the last payment of $4,000. However, this note was paid in full in the subsequent months.

      c) On April 19, 2000, the Company borrowed $15,000 from First Savings Bank. The loan bears interest at a rate of 11% per annum. The loan is payable in 24 payments of $699 in principal plus accrued interest beginning on May 19, 2000 and payable the 19th day of every month thereafter until April 19, 2002 when the entire balance shall be due. The loan is collateralized by certain accounts receivable, inventory and equipment.

      d) Note payable to former employees in the amount of $250,000 payable in 25 monthly equal installments of $10,000 without interest. At December 31, 2001, the company was in default of this note.

NOTE 9 -    CONVERTIBLE NOTES PAYABLE

            Convertible notes payable consist of the following at December 31, 2001:

            a)   Selling of Career Direction, Inc.           $   450,000
            b)   Selling of Personnel Profiles, Inc.             437,500
            c)   Selling of L & R Moran, Inc.                    950,000
                                                             -----------
                                                               1,837,500
                   Less:  Current Portion                      1,587,500
                                                             -----------
                   Long-Term Portion                         $   250,000
                                                             ===========

      a) On January 1, 2001, the Company acquired Career Direction, Inc. for 1,000,000 shares of common stock. At the election of Career Direction Sellers, 50,000 shares are convertible into $50,000 cash upon the successful completion by the Company of a primary or secondary offering of its stock that generates proceeds of at least $2,000,000 on or before July 1, 2001. In addition, the Career Direction Sellers may, at their option, require the Company to redeem the 50,000 shares into cash in July 1, 2001, unless the value of the Company's common stock is $1.00 or more on such date. An additional 950,000 shares of common stock of the Company, of which 150,000 shares was issued at closing, with the remainder to be issued at the rate of 50,000 shares per quarter for 16 quarters. The initial 150,000 shares are convertible to cash in the amount of $150,000, at the election of the Career Direction, in the event the Company conducts a primary or secondary offering of its stock that generates proceeds at least in that amount. Each quarterly installment of 50,000 shares is convertible to cash in the amount of $50,000, at the election of the Career Direction, in the event the market value of the Company's common stock falls below $1.00 per share when the installment is due. These contingent cash obligations of the Company are secured pursuant to a convertible promissory note.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 9 -    CONVERTIBLE NOTES PAYABLE (Continued)

            On July 19, 2001, Career Direction, Inc and the Company entered into an agreement to modify and terminate certain agreements previously entered into between Career Direction Sellers and the Company. The number of remaining shares of the Company common stock to be issued pursuant to the Purchase and Sale Agreement was reduced from 750,000 shares to 500,000 shares, issuable at the rate of 50,000 shares per quarter for ten quarters, beginning on November 1, 2001. Achievement Tec agreed to pay the Career Direction Sellers $250,000 (see Note
            8).

      b) The Company acquired Personnel Profiles, Inc. for a $500,000 convertible note payable at a convertible rate of $62,500 at the end of each calendar quarter beginning March 31, 2001, upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000. the Personnel Profiles Seller may require prepayment of the purchase price at the rate of $125,000 for each $1,000,000 raised. At the Personnel Profiles Seller's election, any $62,500 payment may instead be converted into 62,500 shares of Company common stock. .

      c) The Company acquired L and R Moran, Inc., for 50,000 shares of common stock and $950,000 notes payable out of the proceeds of primary or secondary offering of stock at $1.00 per share. The
            50,000 shares are convertible at the option of L+R Moran into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, L+R Moran may, at its option, require the Company to redeem the 50,000 shares into $50,000 cash in July1, 2001, unless the value of the Company's common stock is $1.00 or more on such date.

NOTE 10 -   PREFERRED STOCK

            On September 20, 1999, Achievement Tec amended their Articles of Incorporation to have the authority to issue 1,000,000 shares of newly created preferred Class A stock with no par value. The preferred shares were convertible on a 1:1 basis with Achievement Tec's commons stock. As of December 31, 1999, 139,958 shares were issued.

            During the period from January 1, 2000 to November 9, 2000, Achievement Tec issued 419,874 shares of preferred stock for $600,000. As of November 9, 2000, 559,832 shares of preferred stock have been converted into the Company's common stock per the merger agreement.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 11 -   CONVERTIBLE DEBENTURES

            The Company has entered into a Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001, by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC. Pursuant to the Purchase Agreement, the Purchasers agreed, subject to the terms and conditions of the Purchase Agreement to purchase an aggregate principal amount of $1,192,949.09 of the Company's 10% Secured Convertible Debentures, due twenty-four months from issuance. The Debentures are convertible into shares of the Company's common stock (the "Common Stock"). As consideration for the purchase of the Debentures, the Purchasers (i) paid $500,000; (ii) exchanged convertible debentures of the Company in the aggregate principal and accrued interest amount of $105,019.18; and (iii) exchanged 586,375 shares of Common Stock.

            The holder may at any time convert all or any portion of the outstanding balance of the Note, including at its option, accrued but unpaid interest thereon, into shares of the Company's common stock. The conversion price shall be the lower of (i) $0.85 per share, adjusted for stock splits and reverse stock splits, and (ii) 60% of the average of the lowest three inter-day trading prices of the Company's common stock during the twenty days immediately preceding the applicable conversion date. The Company has recorded a financing cost attributable to the beneficial conversion feature in the amount of $500,000. This amount has been charged to interest expense.

            At December 31, 2000, convertible debentures consisted of notes payable in the amount of $100,000 bearing interest at 8% per annum, payable on the 270th day following November 9, 2000. These debentures are convertible into shares of the Company's common stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall be equal to or the lesser of (1) 65% of the average bid price during the 10 trading days preceding the conversion date; or (2) U.S. $1.429 per share of common stock. These debentures were retired pursuant to issuance of new debentures in 2001.

NOTE 12 -   STOCK OPTION PLAN

            On January 1, 2001, the Company adopted the 2001 Stock Option Plan (the "Plan"), initially reserving an aggregate of 800,000 shares of the Company's common stock (the "Available Shares") for issuance pursuant to the exercise of stock options ("Options") which may be granted to employees, officers, and directors of the company and consultants to the Company. 500,000 Options have been granted as of December 31, 2001 from the 2001 Stock Option Plan. The options expire January 1, 2006.

            In July of 2001, the Company canceled certain outstanding options pursuant to an agreement to terminate certain employees. Deferred compensation expense related to the options has been reduced by $326,000.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 12 -     STOCK OPTION PLAN (Continued)

            The Company's option activity is as follows:

                                                                       2001
                                                                     --------
            Options outstanding - beginning of year                         -
            Issued  with an exercise price $1.00                      500,000
            Canceled                                                 (200,000)
            Exercised                                                       -
                                                                     --------

            Options outstanding - December 31,                        300,000
                                                                     ========

            Options exercisable - December 31,                         90,000

            Remaining life of options outstanding at December 31      4 years

            The above options were issued with an exercise price less than the fair value of the stock on the date of grant. Accordingly, the Company recorded $815,000 of deferred compensation expense upon issuance, which will be charged to expense over the service period. $163,000 of compensation expenses related to these options has been recorded in the statement of operations for 2001.

            The Company accounts for its stock option transactions under the provisions of APB No. 25. The following pro forma information is based on estimating the fair value of grants based upon the provisions of SFAS No. 123. The fair value of each option granted during the year ended December 31, 2001 has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                      2001
                                                                    --------
            Risk free interest rate                                    5.5%
            Life of the options                                     3 years
            Expected dividend yield                                      0%
            Expected volatility                                        1.56%
            Weighted fair value of options granted                  $  2.38

            Accordingly, the Company's pro forma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                                                        2001
                                                    -------------
             Net loss                               $ ( 3,916,032)
             Net loss per basic share               $ (      0.38)

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 13 -   COMMITMENTS AND CONTINGENCIES

            The Company leases office space in Dallas, Texas under an operating lease expiring July 31, 2004. Minimum monthly payments under the lease total $6,750.

            The Company entered into an operating lease expiring February 28,2002 for office space located in New York, New York. Minimum monthly payments under the lease total $1,450.

            Career Direction leased office space under an operating lease expiring January 31, 2003. Minimum monthly payments under the lease total $1,745.

            L&R Moran leased office space under an operating lease expiring May 31, 2003. Minimum monthly payments under the lease total $3,297.

            On February 5, 2001, the company factored its accounts receivable. A lien filed against all accounts receivable.

            Rent expense under operating  leases for the year ended December 31,
            2001  and  2000,   was   approximately   $  177,754   and   $69,422,
            respectively.

            Future minimum lease payments are as follows for the years ended December 31,

                    2002              $ 199,932
                    2003                147,401
                    2004                 50,150
                                      ---------
                                      $ 397,483

NOTE 14-    INCOME TAXES

            The components of the provision for income taxes are as follows:

                                                             December 31,
                                                      -------------------------
                                                         2001            2000
                                                      ----------     ----------
            Current Tax Expense
               U.S. Federal                           $        -     $        -
               State and Local                                 -              -
                                                      ----------     ----------
            Total Current                                      -              -
                                                      ----------     ----------
            Deferred Tax Expense
               U.S. Federal                                    -              -
               State and Local                                 -              -
                                                      ----------     ----------
            Total Deferred                                     -              -
                                                      ----------     ----------
            Total Tax Provision (Benefit) from
             Continuing Operations                    $        -     $        -
                                                      ==========     ==========

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 14 -   INCOME TAXES (Continued)

            The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the years ended December 31, 2001 and 2000:

            Federal Income Tax Rate               (   34.0)%     (   34.0)%
            Effect of Valuation Allowance             34.0%          34.0%
                                                  ----------     ----------
            Effective Income Tax Rate                  0.0%           0.0%
                                                  ==========     ==========

            At December 31, 2001 and 2000, the Company had net carryforward losses of approximately $2,742,000 and $1,199,000, respectively. Because of the current uncertainty of realizing the benefit of the tax carryforwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carryforwards depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

            Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         December 31,
                                                 ---------------------------
                                                     2001           2000
                                                 -----------     -----------
            Deferred Tax Assets
               Loss Carryforwards                $ 1,390,000     $   320,000
               Less:  Valuation Allowance         (1,390,000)       (320,000)
                                                 -----------     -----------
            Net Deferred Tax Assets              $         -     $         -
                                                 ===========     ===========

            Net operating loss carryforwards expire starting in 2007 through 2014. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 15-    FINANCIAL INFORMATION RELATING TO SEGMENTS

            The Company's operating activities can be divided into two major segments - career fairs and hiring solutions. Segment information for the years ended December 31, is as follows:

            Segment Revenue:                            2001           2000
            ---------------                         -----------     -----------
                      Career Fairs                  $ 1,236,403     $         -
                      Hiring Solutions                1,847,787       1,171,129
                                                    -----------     -----------
                                                    $ 3,041,190     $ 1,171,129
                                                    ===========     ===========

            Segment Loss Before Income Taxes:
            --------------------------------
                      Career Fairs                  $(  265,431)    $         -
                      Hiring Solutions               (3,813,601)       (246,247)
                                                    -----------     -----------
                                                    $(4,079,032)    $  (246,247)
                                                    ===========     ===========

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 16 -   SUBSEQUENT EVENTS

            As of January 1, 2002, the Company and L+R Moran, Inc., a Texas corporation ("L+R Moran") entered into a Rescission, Final Release and Settlement Agreement, (the "L+R Rescission Agreement") whereby the Company and L+R Moran agreed to rescind the Purchase and Sale Agreement as described in Note 6 thereby releasing the Company and L+R Moran from any and all obligations incurred by each party as a result of the agreement.

            Pursuant to the L+R Rescission Agreement, each of the parties acknowledges that the Purchase and Sale Agreement dated January 1, 2001, is terminated along with all related agreements or instruments in all respects and this specifically includes contracts of employment, stock options and bills of sale. Each party agrees to hold the other party harmless, including officers, directors, shareholders, agents and assigns, from any and all liability arising from the Agreement and Purchase of Sale Agreement dated January 1, 2001. Further, the Company agrees to defend, indemnify and hold harmless L+R Moran and its successors and assigns from, against and in respect of any and all loss or damage, including attorneys and accounting fees, resulting from the operation of Company from the date of execution of the L+R Rescission Agreement.

            As of January 1, 2002, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust ("Nolan") entered into a Rescission, Final Release and Settlement Agreement (the "Personell Profile Rescission Agreement"), whereby the Company and Nolan agreed to rescind the Purchase and Sale Agreement as described in Note 6 between the parties, thereby releasing the Company and Nolan from any and all obligations incurred by each party as a result of the Agreement.

            Pursuant to the Personell Profile Rescission Agreement, each of the parties acknowledges that the Purchase and Sale Agreement dated January 1, 2001 is terminated along with all related agreements or instruments in all respects and this specifically includes contracts of employment, stock options and bills of sale. Each party agrees to hold the other party harmless, including officers, directors, shareholders, agents and assigns, from any and all liability arising from the Agreement and Purchase of Sale Agreement dated January 1, 2001. Further, the Company agrees to defend, indemnify and hold harmless Nolan and its successors and assigns from, against and in respect of any and all loss or damage, including attorneys and accounting fees, resulting from the operation of Company from the date of execution of the Release and Settlement Agreement.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 16 -   SUBSEQUENT EVENTS (Continued)

            The assets of L and R Moran and Nolan included in the Company's consolidated balance sheet of December 31, 2001 are summarized as follows:

                Cash                               $     4,058
                Other assets                             5,662
                Fixed assets                             5,895
                Goodwill                             1,462,636
                                                   -----------
                                                     1,478,251

                Accounts payable                       121,485
                Convertible notes payable            1,387,500
                Due to unrelated party                  21,000
                                                   -----------
                                                     1,529,985

                Net assets                         $   (51,734)
                                                   ===========

            The results of operations of Land R Moran and Nolan included in the statement of operations for the year ended December 31, 2001 are summarized as follows:

                Revenue                            $ 1,165,338
                Cost and expense                     1,149,768

NOTE 17 -   GOING CONCERN

            The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $4,079,032 for 2001 and has experienced recurring losses. At December 31, 2001, current liabilities exceed current assets by $2,681,620 and total liabilities exceed total assets by $2,742,881. In order to remain a going concern, the Company must obtain additional sources of cash and ultimately achieve profitable operations. The Company's plans for raising additional sources of cash primarily rely on the Company's intent to raise capital through private placement offerings of shares of common stock. The Company's continued
            existence is dependent upon its ability to resolve its liquidity problems by raising additional cash, developing new product lines, controlling operating expenses and by achieving profitable operations. No assurances can be made that the Company can obtain additional sources of cash or that operations can produce a positive cash flow or that the Company will be successful in achieving the above stated goals. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000



NOTE 18 -   CONTINGENCIES

            Career Direction, Inc., a Texas corporation which is a wholly owned subsidiary of the Company is a defendant in a lawsuit filed by one of its vendors. The case involves disputed claims over advertising charges in various newspapers round the country for career fairs. The vendor has recovered an interlocutory summary judgment for undisputed amount of $81,000 against Career Direction, Inc. but the case has not proceeded to trial judgement at the present time. This amount has been accrued as of December 31, 2001 and included in accounts payable and accrued expenses on the balance sheet.

            The Company is involved in a suit with former employees and officers of Career Direction, Inc.. At the present time the former employees have a suit pending for declaratory judgment which, if entered, would permit them to compete in the career fair business which was their former profession. They are presently contractually bound by a covenant not to compete and a confidentiality agreement, which would prevent them from entering a competing business. It is anticipated that they make a claim against Career Direction, Inc., for money damages, but this amount is unknown at the present time, particularly since Career Directions and the Company, have counterclaims against the former employees which will be filed in the pending suit.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL"") permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit by the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

Article Eighth of Registrant's Certificate of Incorporation provides for indemnification of Achievement Tec's directors and officers to the extent and under the circumstances permitted by the DGCL.


The  above   discussion  of  the  DGCL  and  of   Registrant's   Certificate  of
Incorporation is not intended to be exhaustive and is qualified in its entirety by such statutes and Certificate of Incorporation.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The Registrant shall pay the expenses. The security holders will pay no expenses.

         SEC Registration Fee                            $   952.00
         Printing and Engraving Expenses                   5,000.00*
         Legal Fees and Expenses                           5,000.00*
         Accounting Fees and Expenses                    __________
         Blue Sky Fees and Expenses                      __________
         Transfer Agent Fees                             __________
         Miscellaneous                                   __________
         Total                                           $10,952.00*
                                                         ==========
         *estimate

RECENT SALES OF UNREGISTERED SECURITIES

During 1999, Registrant issued 139,958 shares of Class A preferred stock for $200,000. During the period from January 1, 2000 to November 9, 2000, Registrant issued 446,416 shares of Class A preferred stock for $637,929. The offering was made to a limited number of sophisticated investors and was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended. The preferred shares were converted on a 1:1 basis into Registrant's common stock as of November 9, 2000.

On May 9, 2000, Registrant entered into an agreement and plan of merger, subsequently amended on July 1, 2000 and executed on November 9 2000 which provided that Registrant's wholly owned subsidiary, Acquisition and Achievement Tec, Inc. would be merged and Achievement Tec, Inc. would be the surviving entity. In connection with the merger transaction, shareholders of Achievement Tec, Inc., including the holders of common shares received upon conversion of the preferred, received 7,014,448 shares of Registrant's common stock. The transaction was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended.

As of November 9, 2000, 1,195,000 shares of Registrant's common stock were issued to a limited number of individuals in exchange for services rendered in connection with the merger. The transaction was structured so as to comply with
Section 4(2) of the Securities Act of 1933, as amended.

As of January 1, 2001, the Registrant entered into an agreement, subsequently amended on July 19, 2001, to acquire all the outstanding capital stock of Career Direction, Inc. In connection with the transaction, the two existing shareholders of Career Direction, Inc. received 200,000 shares of Registrant's common stock at closing, and were entitled to receive an additional 550,000 shares issuable at the rate of 50,000 shares per quarter. The transaction was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended.

On June 29, 2001, Registrant issued an aggregate principal amount of $1,192,949.09 of its 10% Secured Convertible Debentures, due June 29, 2003. As part of the same transaction, on August 13, 2001, Registrant issued an aggregate principal amount of $250,000 of its 10% Secured Convertible Debentures, due August 13, 2003.The debentures are convertible into shares of Registrant's common stock. As consideration for the purchase of the debentures, the purchasers (i) paid $500,000; (ii) exchanged convertible debentures of Registrant in the aggregate principal amount of $105,019.18; and (iii) exchanged 586,375 shares of common stock. The transaction was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended.

On May 8, 2002, Registrant issued an aggregate principal amount of $300,000 of Registrant's 10% Secured Convertible Debentures, due May 8, 2003. The debentures are convertible into shares of Registrant's common stock. As consideration for the purchase of the Debentures, the purchasers paid $300,000. In addition, the purchasers agreed, subject to the terms and conditions of the agreement, to purchase an additional $200,000 of debentures no later than five days after the effective date of a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering all shares of common stock into which the Debentures are convertible. The transaction was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended.

EXHIBITS

         3(i)     Articles of Incorporation. (a)

         3(ii)    By-Laws. (a)

         4        Specimen Stock Certificate. (a)

         5 Legal Opinion of Frederick C. Summers, III, P.C. regarding the validity of the securities (k)

         10.1 Agreement and Plan of Merger dated as of May 9, 2000, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among Silver Ramona Mining, Inc., Achievement Tec Acquisition Corporation, a Delaware corporation, and Achievement Tec, Inc., a Texas corporation. (b)

         10.2 Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001 by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC (the "Initial Purchasers"). (c)

         10.3 Registration Rights Agreement dated as of June 29, 2001, among the Company and the Initial Purchasers. (c)

         10.4 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due June 29, 2003 in the principal sum of $794,119.79, issued to New Millennium Capital Partners II, LLC. (h)

         10.5 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due June 29, 2003 in the principal sum of $398,829.30, issued to AJW Partners, LLC. (h)

         10.6 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due August 13, 2003 in the principal sum of $125,000, issued to New Millennium Capital Partners II, LLC. (j)

         10.7 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due August 13, 2003 in the principal sum of $125,000, issued to AJW Partners, LLC. (j)

         10.8     Security   Agreement   among  the   Company  and  the  Initial
                  Purchasers. (c)

         10.9 Intellectual Property Security Agreement among the Company and the Initial Purchasers. (c)

         10.10 Secured Convertible Debenture Purchase Agreement dated as of May 8, 2002 by and among the Company and AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. (the "Subsequent Purchasers"). (k)

         10.11 Registration Rights Agreement dated as of May 8, 2002, among the Company and the Subsequent Purchasers. (k)

         10.12    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $37,500, issued to New Millennium Capital Partners II, LLC. (k)

         10.13    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $37,500, issued to AJW Partners, LLC. (k)

         10.14    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $112,500, issued to Pegasus Capital Partners, LLC. (k)

         10.15    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $112,500, issued to AJW/New Millennium Offshore Ltd. (k)

         10.16 Security Agreement among the Company and the Subsequent Purchasers. (k)

         10.17 Intellectual Property Security Agreement among the Company and the Subsequent Purchasers. (k)

         10.18    Purchase and Sale  Agreement,  dated as of January 1, 2001, by
                  and  between   Silver   Ramona   Mining,   Inc.,   a  Delaware
                  corporation, and Joe Loyd and Karen Loyd. (d)

         10.19 Employment Agreement, dated as of January 1, 2001, by and between Career Direction, Inc. and Joe Loyd. (d)

         10.20 Employment Agreement, dated as of January 1, 2001, by and between Career Direction, Inc. and Karen Loyd. (d)

         10.21 Achievement Tec, Inc. Board of Directors Stock Option in favor of Joe Loyd. (d)

         10.22 Achievement Tec, Inc. Senior Management Stock Option in favor of Joe Loyd. (d)

         10.23 Achievement Tec, Inc. Senior Management Stock Option in favor of Karen Loyd. (d)

         10.24    Achievement Tec, Inc. Convertible Promissory Note. (d)

         10.25 Agreement entered into by and among Career Direction, Inc., Joe Loyd, Karen Loyd, Achievement Tec, Inc. and Achievement Tec Holdings, Inc., executed as of July 19, 2001. (e)

         10.26 Rescission, Final Release and Settlement Agreement, dated as of January 1, 2002, by and between Achievement Tec Holdings, Inc., a Delaware corporation, and L+R Moran, Inc., a Texas corporation (i)

         10.27 Letter dated May 7, 2002 from Personnel Profiles regarding rescission of acquisition. (k)

         16 Letter from HJ & Associates, LLC, addressed to the Commission, in accordance with Item 304(a)(3) of Regulation SKB. (f)

         21       Subsidiaries. (g)

         23.1 Consent of Frederick C. Summers, III, P.C. (included in its opinion as Exhibit 5 herein)

         23.2     Consent  of  Merdinger,   Fruchter,   Rosen  &  Corso,   P.C.,
                  independent auditors.

         -------------------
         (a)      Filed as exhibit to Form 10-SB.
         (b)      Filed as exhibit to Form 8-K, filed November 14, 2000.
         (c)      Filed as exhibit to Form 8-K, filed July 17, 2001.
         (d)      Filed as exhibit to Form 8-K, filed March 6, 2001.
         (e)      Filed as exhibit to Form 8-K, filed July 25, 2001.
         (f)      Filed as exhibit to Form 8-K, filed May 14, 2001.
         (g)      Filed as exhibit to Form 10-KSB, filed May 20, 2002.
         (h)      Filed as Exhibit to Form SB-2, filed August 3, 2001.
         (i)      Filed as Exhibit to Form 8-K, filed April 2, 2002.
         (j)      Filed as exhibit to Form 8-K, filed August 14, 2001.
         (k)      Filed as exhibit to Form SB-2, filed June 21, 2002.

UNDERTAKINGS

         (a)    The undersigned Registrant hereby undertakes that it will:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to:

                      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.;

                      (iii) Include   any   additional   or   changed   material
                information on the plan of distribution.

                PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration Statement.

                (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (3)   File   a   post-effective   amendment   to   remove   from
         registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Grand Prairie, State of Texas, on July 15, 2002.


ACHIEVEMENT TEC HOLDINGS, INC.

BY:     \s\ Milton S. Cotter
        ----------------------
NAME:   Milton S. Cotter
TITLE:  President and Director


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


 Signature                  Title                             Date

 \s\ Milton S. Cotter       Principal Executive Officer,      July 15, 2002
 ---------------------      Principal Financial Officer,
 Milton S. Cotter           Principal Accounting Officer
                            and Director


 \s\ Richard Berman         Director                          July 15, 2002
 ---------------------
 Richard Berman




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 Table of Exhibits

 Exhibit Number                Name of Exhibit
 --------------                ---------------

         3(i)     Articles of Incorporation. (a)

         3(ii)    By-Laws. (a)

         4        Specimen Stock Certificate. (a)

         5 Legal Opinion of Frederick C. Summers, III, P.C. regarding the validity of the securities. (k)

         10.1 Agreement and Plan of Merger dated as of May 9, 2000, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among Silver Ramona Mining, Inc., Achievement Tec Acquisition Corporation, a Delaware corporation, and Achievement Tec, Inc., a Texas corporation. (b)

         10.2 Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001 by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC (the "Initial Purchasers"). (c)

         10.3 Registration Rights Agreement dated as of June 29, 2001, among the Company and the Initial Purchasers. (c)

         10.4 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due June 29, 2003 in the principal sum of $794,119.79, issued to New Millennium Capital Partners II, LLC. (h)

         10.5 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due June 29, 2003 in the principal sum of $398,829.30, issued to AJW Partners, LLC. (h)

         10.6 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due August 13, 2003 in the principal sum of $125,000, issued to New Millennium Capital Partners II, LLC. (j)

         10.7 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due August 13, 2003 in the principal sum of $125,000, issued to AJW Partners, LLC. (j)

         10.8     Security   Agreement   among  the   Company  and  the  Initial
                  Purchasers. (c)

         10.9 Intellectual Property Security Agreement among the Company and the Initial Purchasers. (c)

         10.10 Secured Convertible Debenture Purchase Agreement dated as of May 8, 2002 by and among the Company and AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. (the "Subsequent Purchasers"). (k)

         10.11 Registration Rights Agreement dated as of May 8, 2002, among the Company and the Subsequent Purchasers. (k)

         10.12    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $37,500, issued to New Millennium Capital Partners II, LLC. (k)

         10.13    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $37,500, issued to AJW Partners, LLC. (k)

         10.14    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $112,500, issued to Pegasus Capital Partners, LLC. (k)

         10.15    Achievement  Tec  Holdings,   Inc.  10%  Secured   Convertible
                  Debenture Due May 8, 2003 in the principal sum of $112,500, issued to AJW/New Millennium Offshore Ltd. (k)



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

         10.16 Security Agreement among the Company and the Subsequent Purchasers. (k)

         10.17 Intellectual Property Security Agreement among the Company and the Subsequent Purchasers. (k)

         10.18    Purchase and Sale  Agreement,  dated as of January 1, 2001, by
                  and  between   Silver   Ramona   Mining,   Inc.,   a  Delaware
                  corporation, and Joe Loyd and Karen Loyd. (d)

         10.19 Employment Agreement, dated as of January 1, 2001, by and between Career Direction, Inc. and Joe Loyd. (d)

         10.20 Employment Agreement, dated as of January 1, 2001, by and between Career Direction, Inc. and Karen Loyd. (d)

         10.21 Achievement Tec, Inc. Board of Directors Stock Option in favor of Joe Loyd. (d)

         10.22 Achievement Tec, Inc. Senior Management Stock Option in favor of Joe Loyd. (d)

         10.23 Achievement Tec, Inc. Senior Management Stock Option in favor of Karen Loyd. (d)

         10.24    Achievement Tec, Inc. Convertible Promissory Note. (d)

         10.25 Agreement entered into by and among Career Direction, Inc., Joe Loyd, Karen Loyd, Achievement Tec, Inc. and Achievement Tec Holdings, Inc., executed as of July 19, 2001. (e)

         10.26 Rescission, Final Release and Settlement Agreement, dated as of January 1, 2002, by and between Achievement Tec Holdings, Inc., a Delaware corporation, and L+R Moran, Inc., a Texas corporation (i)

         10.27 Letter dated May 7, 2002 from Personnel Profiles regarding rescission of acquisition. (k)

         16 Letter from HJ & Associates, LLC, addressed to the Commission, in accordance with Item 304(a)(3) of Regulation SKB. (f)

         21       Subsidiaries. (g)

         23.1 Consent of Frederick C. Summers, III, P.C. (included in its opinion as Exhibit 5 herein)

         23.2     Consent  of  Merdinger,   Fruchter,   Rosen  &  Corso,   P.C.,
                  independent auditors.

         -------------------
         (a)      Filed as exhibit to Form 10-SB.
         (b)      Filed as exhibit to Form 8-K, filed November 14, 2000.
         (c)      Filed as exhibit to Form 8-K, filed July 17, 2001.
         (d)      Filed as exhibit to Form 8-K, filed March 6, 2001.
         (e)      Filed as exhibit to Form 8-K, filed July 25, 2001.
         (f)      Filed as exhibit to Form 8-K, filed May 14, 2001.
         (g)      Filed as exhibit to Form 10-KSB, filed May 20, 2002.
         (h)      Filed as Exhibit to Form SB-2 filed August 3, 2001.
         (i)      Filed as Exhibit to Form 8-K filed April 2, 2002.
         (j)      Filed as exhibit to Form 8-K, filed August 14, 2001.
         (k)      Filed as exhibit to Form SB-2, filed June 21, 2002.

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